UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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rue21, inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 10, 2011

Dear Stockholder:

On behalf of rue21, inc., it is my pleasure to invite you to the 2011 Annual Meeting of Stockholders of rue21, inc., to be held at our corporate headquarters, 800 Commonwealth Drive, Warrendale, PA 15086, on June 10, 2011 at 10:00 a.m. Eastern Time. At the meeting, the holders of our common stock (as of the record date of April 12, 2011) will be asked to act on the matters described more fully in the accompanying proxy statement.

Your vote is very important to us. To assure your representation at the meeting, we’d like you to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, as promptly as possible. If you prefer, you may also request a paper proxy card to submit your vote by mail.

We appreciate your continued support and look forward to seeing you at our annual meeting.

By Order of the Board of Directors,

Robert Fisch
President, Chief Executive Officer and Chairman of the
Board

April 29, 2011
Warrendale, PA

800 Commonwealth Drive
Warrendale, Pennsylvania 15086

PROXY STATEMENT
Annual Meeting to be held June 10, 2011

The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of rue21, inc., a Delaware corporation (“rue21” or the “Company”), will be held on June 10, 2011 at 10:00 a.m. EST, at rue21’s corporate headquarters located at 800 Commonwealth Drive, Warrendale, Pennsylvania 15086. The purpose of the Annual Meeting is to consider and act on the following matters:

1. The election of Alex Pellegrini, a Class II Director, to hold office for a three year term expiring at the annual meeting in 2014 or until his respective successor is elected and qualified;

2. A proposal to consider an advisory vote on the compensation paid to our named executive officers;

3. A proposal to consider an advisory vote as to the frequency of future advisory votes on the compensation paid to our named executive officers;

4. A proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2012 (“Fiscal Year 2011”); and

5. Any other matters that properly come before the meeting.

Our Board of Directors (the “Board”) has fixed the close of business on April 12, 2011 as the record date (the “Record Date”) for determining the stockholders entitled to vote at the Annual Meeting. Only stockholders of record as of the Record Date are entitled to notice of, to attend and to vote at the Annual Meeting.

rue21 is requesting that you exercise your right to vote (either in person or by proxy) on the issues to be addressed at the Annual Meeting. As is the practice of many other companies, the Company is now providing internet access to its proxy materials through a “notice and access” process in accordance with rules adopted by the Securities and Exchange Commission (the “SEC”). Providing access to our proxy materials online will enable us to reduce some of the costs associated with printing and postage and, more importantly, will substantially reduce the use of paper, which will benefit our environment.

The Notice of Internet Availability of Proxy Materials (the “Notice”) will instruct you as to how you may access and review the Company’s proxy materials online and also as to how you may vote your shares online. If you received the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. We anticipate that the Notice is first being sent to stockholders on or about April 29, 2011. The proxy statement and the form of proxy relating to the Annual Meeting are first being made available to stockholders online on or about April 29, 2011. In accordance with SEC rules, the website, http://www.rue21inc.com/annual-proxy.cfm, provides complete anonymity for stockholders accessing the website.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to exercise your right to vote before our Annual Meeting pursuant to the instructions provided in the Notice.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALEX PELLEGRINI AS A CLASS II DIRECTOR (PROPOSAL NO. 1), A VOTE “FOR” PROPOSAL NOS. 2 AND 4, AND A VOTE FOR “EVERY 1 YEAR” FOR PROPOSAL NO. 3.

ABOUT THE ANNUAL MEETING

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 12, 2011, the Record Date, are entitled to receive notice of and to attend and vote at the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the Annual Meeting.

What are the voting rights of the holders of rue21’s common stock?

Holders of our common stock are entitled to one (1) vote for each share held of record as of the Record Date on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

Who can attend the meeting?

Subject to space availability, all common stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Eastern Time. If you wish to attend the Annual Meeting in person, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

What constitutes a quorum and how will votes be counted?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of capital stock entitled to vote at the Annual Meeting will constitute a quorum for purposes of the Annual Meeting, thereby permitting the Company to conduct its business at the Annual Meeting. As of the Record Date, 24,392,257 shares of common stock were issued and outstanding.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of establishing a quorum. A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers are not permitted to vote on your behalf with respect to “non-routine” matters, including the proposal to elect Mr. Pellegrini as a Class II Director, the advisory vote on the compensation paid to our named executive officers, and the frequency of future advisory votes on the compensation paid to our named executive officers, if you do not provide voting instructions on such matter, but will be permitted to vote on your behalf with respect to the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for Fiscal Year 2011 even if you do not provide instructions on such matter.

In tabulating the voting results, abstentions generally have the effect of a negative vote. Broker non-votes have no effect on the voting results since, by definition, they are not entitled to be cast on a matter. With regard to the election of directors, since directors are elected by a plurality, abstentions and broker non-votes will have no effect.

How do I vote?

As set forth in the Notice being mailed to all stockholders, you may cast your vote online at www.proxyvote.com/rue. If you wish to vote by mail, the Notice also provides three ways in which you may request a paper copy of the proxy statement and accompanying proxy card online at www.proxyvote.com/rue, by telephone at (888) 313-0164, or by email to shrrelations@bnymellon.com. If you vote online or you request, receive, complete and return the paper proxy card to the Company, your shares will be voted as you direct. Further, if you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” through a bank, broker or other nominee, you must follow the instructions included in the Notice provided by your broker.

Can I change or revoke my vote after I vote?

Yes. If you are an owner of record as of the close of business on the Record Date, you may revoke your proxy at any time before it is exercised by:

•	sending a written notice to rue21, inc., at 800 Commonwealth Drive, Warrendale, Pennsylvania 15086, Attention: Secretary, bearing a date later than the date of the proxy that is received prior to the Annual Meeting, and stating that you revoke your proxy;

•	submitting your voting instructions again by telephone or over the internet;

•	signing another valid proxy card bearing a later date and mailing it so that it is received by the Company prior to the Annual Meeting; or

•	attending the Annual Meeting and voting your shares in person.

If you hold your shares through a bank, broker or other nominee, you must follow the instructions included in the voting instruction card provided by your bank, broker or nominee, as applicable, or contact your bank, broker or other nominee in order to revoke your previously delivered proxy.

What are the Board’s recommendations?

Unless you give specific instructions as to how you would like your shares voted, the persons named as proxies, Robert N. Fisch, Keith A. McDonough, and Stacy B. Siegal, will vote your shares in accordance with the recommendations of the Board provided that you have submitted a properly executed proxy. A description of each item to be considered at the Annual Meeting and the Board’s recommendation with respect to each item are set forth in this proxy statement. In summary, the Board:

•	Recommends a vote FOR the election of Mr. Pellegrini as a Class II Director (See Proposal No. 1);

•	Recommends a vote FOR the compensation paid to our named executive officers (See Proposal No. 2);

•	Recommends a vote of EVERY 1 YEAR for the frequency of the future advisory votes on compensation paid to our named executive officers (See Proposal No. 3); and

•	Recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for Fiscal Year 2011 (See Proposal No. 4).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Mr. Pellegrini as a Class II Director (Proposal No. 1).  The affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors is required for the election of Mr. Pellegrini as a Class II Director. A properly executed proxy marked “WITHHOLD” with respect to Mr. Pellegrini’s election will not be voted, although it will be counted for purposes of determining whether there is a quorum at the Annual Meeting.

Approval of the compensation paid to our named executive officers (Proposal No. 2).  The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this matter will be required for approval of this Proposal No. 2. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Approval of the frequency of future advisory votes on the compensation paid to our named executive officers (Proposal No. 3).  The frequency of the future advisory votes on compensation paid to our named executive officers (every three years, every two years, or every year) receiving the greatest number of votes will be the frequency that the stockholders approve. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of future advisory votes on the compensation paid to our named executive officers.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal Year 2011 (Proposal No. 4).  The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this matter will be required for approval.

Other Items.  For any other item, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter will be required for approval.

Who is paying for the costs of soliciting these proxies?

We are paying the cost of preparing, printing and mailing these proxy materials. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

STOCK OWNERSHIP

The following table and accompanying footnotes show information regarding the beneficial ownership of shares of our common stock as of April 12, 2011 for:

•	each person who is known by us to own beneficially more than 5% of our common stock (based on their public filings with the SEC as of April 12, 2011);

•	each director and nominee for director and each executive officer included in the Summary Compensation Table set forth in this proxy statement; and

•	all current members of our Board and our executive officers as a group.

Except as otherwise indicated, the address for each person listed below is c/o rue21, inc., 800 Commonwealth Drive, Warrendale, Pennsylvania 15086.

The percentages of beneficial ownership set forth below are based on 24,392,257 shares of our common stock issued and outstanding as of April 12, 2011.

	Amount and
	Nature of	Percent
	Beneficial	of Class
Name and Address of Beneficial Owner	Ownership(1)	(%)

Funds advised by Apax Partners(2)	7,091,919	29.1%
601 Lexington Avenue, 53rd Floor New York, NY 10022
The TCW Group, Inc., on behalf of the TCW Business Unit(3)	3,273,299	13.4%
865 South Figueroa Street Los Angeles, CA 90017
T. Rowe Price Associates, Inc.(4)	2,112,700	8.7%
100 E. Pratt Street Baltimore, MD 21202
Adage Capital Management, L.P.(5)	1,976,978	8.1%
200 Clarendon Street, 52nd Floor Boston, MA 02116

	Amount and
	Nature of	Percent
	Beneficial	of Class
Name and Address of Beneficial Owner	Ownership(1)	(%)

Marsico Capital Management(6)	1,949,818	8.0%
1200 17th Street, Suite 1600 Denver, Co 80202
BlackRock, Inc.(7)	1,540,029	6.3%
40 East 52nd Street New York, NY 10022
Robert N. Fisch(8)	1,561,249	6.4%
Keith A. McDonough(9)	115,000	*
Kim A. Reynolds(10)	246,449	1.0%
John P. Bugnar(11)	186,400	*
Mark K. J. Chrystal(12)	8,685	*
Arnold S. Barron(13)	3,125	*
Macon F. Brock(14)	7,890	*
Bruce L. Hartman	5,000	*
John F. Megrue, Jr.(15)	7,091,919	29.1%
Alex Pellegrini(16)	7,091,919	29.1%
All executive officers and directors as a group (14 persons)(17)	2,335,150	9.6%

*	Less than 1% of shares outstanding.

(1)	The shares of our common stock beneficially owned are reported on the basis of rules adopted by the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote, or direct the voting of, such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 12, 2011 (or by June 11, 2011). Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock set forth opposite such beneficial owner’s name.

(2)	Includes 6,952,861.2 shares of common stock held by SKM Equity Fund II, L.P. and 139,057.8 shares of common stock held by SKM Investment Fund II. SKM Equity Fund II, L.P. and SKM Investment Fund II are funds advised by Apax Partners, L.P. (“Apax Partners”). Apax Partners may be deemed to be the beneficial owner of shares beneficially owned by SKM Equity Fund II, L.P. and SKM Investment Fund II, but disclaims such beneficial ownership pursuant to rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Megrue is the chief executive officer of Apax Partners in the United States and Mr. Pellegrini is a partner of Apax Partners, and each may be deemed to be the beneficial owners of shares owned by SKM Equity Fund II, L.P. and SKM Investment Fund II. Both Messrs. Megrue and Pellegrini disclaim beneficial ownership of any securities owned by SKM Equity Fund II, L.P. or SKM Investment Fund II.

(3)	The information provided for The TCW Group, Inc. (“TCW”) is based solely on information furnished in the Schedule 13G/A filed by TCW with the SEC on February 10, 2011, as a parent holding company, in which it reported that it has (i) sole voting power with respect to zero shares of our common stock, (ii) shared voting power with respect to 2,392,835 shares of our common stock; (iii) sole dispositive power with respect to zero shares of our common stock; and (iv) shared dispositive power with respect to 3,273,299 shares of our common stock.

(4)	The information provided for T. Rowe Price Associates, Inc. is based solely on a Schedule 13G filed by T. Rowe Price Associates, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, with the SEC on February 10, 2011, in which it reported that it has (i) sole dispositive power with respect to 394,000 shares of our common stock; (ii) shared voting power with respect to zero shares of our common stock; (iii) sole dispositive power with respect to 2,112,700 shares of our common stock; and (iv) shared dispositive power with respect to zero shares of our common stock.

(5)	The information provided for Adage Capital Partners, L.P. (“ACP”) is based solely on information furnished in the Schedule 13G/A filed by ACP, Adage Capital Partners GP, L.L.C. (“ACPGP”), as general partner of ACP, Adage Capital Advisors, L.L.C. (“ACA”), as managing member of ACPGP, Robert Atchinson, as managing member of ACA, and Phillip Gross, as managing member of ACA, with the SEC on February 14, 2011 in which it was reported that ACP directly holds and each of the other entities listed therein, by virtue of their relationship with ACP, indirectly holds (i) sole voting power with respect to zero shares of our common stock; (ii) shared voting power with respect to 1,976,978 shares of our common stock; (iii) sole dispositive power with respect to zero shares of our common stock; and (iv) shared dispositive power with respect to 1,976,978 shares of our common stock.

(6)	The information provided for Marsico Capital Management, LLC is based on information furnished in the Schedule 13G filed by Marsico Capital Management, LLC with the SEC on February 11, 2011, in which it reported that it had (i) sole voting power with respect to 1,664,902 shares of our common stock, (ii) shared voting power with respect to zero shares of our common stock; (iii) sole dispositive power with respect to 1,949,818 shares of our common stock and (iv) shared dispositive power with respect to zero shares of our common stock.

(7)	The information for BlackRock, Inc. (“BlackRock”) is based solely on information furnished in the Schedule 13G filed by BlackRock with the SEC on February 8, 2011, as a parent holding company, in which it reported that it has (i) sole voting power with respect to 1,540,029 shares of our common stock, (ii) shared voting power with respect to zero shares of our common stock; (iii) sole dispositive power with respect to 1,540,029 shares of our common stock; and (iv) shared dispositive power with respect to zero shares of our common stock.

(8)	This number includes 181,425 shares issuable upon the exercise of options held by Mr. Fisch that are currently exercisable.

(9)	This number includes 68,370 shares issuable upon the exercise of options held by Mr. McDonough that are currently exercisable.

(10)	This number includes 127,490 shares issuable upon the exercise of options held by Ms. Reynolds that are currently exercisable.

(11)	This number includes 28,685 shares issuable upon the exercise of options held by Mr. Bugnar that are currently exercisable.

(12)	This number includes 8,685 shares issuable upon the exercise of options held by Mr. Chrystal that are currently exercisable.

(13)	This number includes 3,125 shares issuable upon the exercise of options held by Mr. Barron that are currently exercisable.

(14)	This number includes 3,125 shares issuable upon the exercise of options held by Mr. Brock that are currently exercisable.

(15)	Mr. Megrue is the chief executive officer of Apax Partners in the United States. Apax Partners advises SKM Equity Fund II, L.P. and SKM Investment Fund II, the direct beneficial owners of the securities. By virtue of this relationship, Mr. Megrue may be deemed to have an indirect beneficial interest in these shares. Mr. Megrue disclaims beneficial ownership of these shares.

(16)	Mr. Pellegrini is a partner of Apax Partners. Apax Partners advises SKM Equity Fund II, L.P. and SKM Investment Fund II, the direct beneficial owners of the securities. By virtue of this relationship, Mr. Pellegrini may be deemed to have an indirect beneficial interest in these shares. Mr. Pellegrini disclaims beneficial ownership of these shares.

(17)	This number includes the shares issuable upon the exercise of options held by the individuals named above as well an additional 100,515 shares of common stock held by executive officers of the Company not otherwise named in this table and 100,837 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of the date of this table by such executive officers.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for directors, director nominees and executive officers may be subject to this type of security interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, executive officers and beneficial owners of more than 10% or more of our common stock are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of the Company’s common stock with the SEC. Based upon a review of filings with the SEC and written representations received from our directors and executive officers that no other reports were required to be filed, we believe that these persons have complied during the Company’s fiscal year ended January 29, 2011 (“Fiscal Year 2010”) with the reporting requirements of Section 16(a) of the Exchange Act.

PROPOSAL NO. 1 — ELECTION OF DIRECTOR

The Company’s Amended and Restated Certificate of Incorporation provides for a classified Board of Directors with classes to be filled by election at each annual meeting and to be composed of as many directors as are designated from time to time by the Board of Directors. Currently there are six directors divided into three classes designated Class I, Class II, and Class III. The term for Class II Directors expires at the Annual Meeting. The current term of office of our Class III Directors expires at the 2012 annual meeting, and the term for Class I Directors (who were elected at our 2010 annual meeting) expires at the 2013 annual meeting. Upon recommendation by the Corporate Governance and Nominating Committee of the Board, the Board proposes that Alex Pellegrini, currently the sole Class II director, be elected for a new term of three (3) years until his successor has been duly elected and qualified. Mr. Pellegrini has consented to serve if elected. If he becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Mr. Douglas E. Coltharp, who also served as a Class II Director, resigned for personal reasons effective April 21, 2011.

Alex Pellegrini, 35, a Class II Director, has served as a member of our Board since September 2009 and currently serves on the Compensation Committee and the Corporate Governance and Nominating Committee. Since January 2009, Mr. Pellegrini has served as a partner of Apax Partners, an independent global private equity advisory firm. From April 2005 to December 2008, he served as a principal at Apax Partners. From August 2000 to April 2005, he served as an investment professional of Saunders Karp & Megrue, LLC, a private equity firm engaged in the acquisition and ownership of operating businesses.

Other Directorships:  Mr. Pellegrini has also served as a member of the board of directors of Advantage Sales & Marketing LLC since December 2010 and currently serves on its audit committee, compensation committee and compliance committee. He also currently serves as a member of the board of directors of TIVIT S.A. since May 2010. In addition, Mr. Pellegrini served as a member of the board of directors of MagnaCare Holdings, Inc. (“MagnaCare”) from December 2006 to September 2010, Voyager HospiceCare, Inc. from August 2007 to August 2010, Spectrum Laboratory Holdings from August 2007 until January 2010, and Encompass Home Healthcare, Inc. from December 2004 to August 2007.

Qualifications:  Mr. Pellegrini is a partner of Apax Partners, our largest stockholder, and as such represents the interests of our stockholders as a member of the Board. Mr. Pellegrini also brings corporate governance expertise to our Board through his experience serving on multiple boards of directors as indicated above.

Mr. Pellegrini was initially elected to our Board pursuant to a stockholders’ agreement entered into by the Company, SKM Equity Fund II, L.P. and SKM Investment Fund II (funds advised by Apax Partners), BNP Paribas of North America, Inc., UnionBalCal Equities, Inc., National City Bank of Pennsylvania, and persons who became stockholders of our Company from time to time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. PELLEGRINI AS A CLASS II DIRECTOR.

Other Directors Not Standing for Election at this Meeting

The five (5) remaining members of the Board are:

Robert N. Fisch, 61, a Class I Director, has served as our President and Chief Executive Officer and Chairman of our Board since June 2001. From February 1987 to December 1999, he served as president of Casual Corner Group, Inc., a retailer of women’s apparel.

Other Directorships:  Since June 2004, Mr. Fisch has served as a member of the board of directors of The Children’s Place Retail Stores, Inc. (“The Children’s Place”) and currently serves on its compensation committee.

Qualifications:  Mr. Fisch is the most senior executive officer of the Company and provides our Board with the greatest insight into the Company’s business, challenges and the material risks facing it. Mr. Fisch has more than 30 years of experience in the retail industry as well as public company corporate governance experience with a leading publicly-traded retailer, The Children’s Place. As the driving force behind our growth and our brand, Mr. Fisch is uniquely qualified to serve on and lead our Board.

Arnold S. Barron, 63, a Class I Director, has served as a member of our Board since November 2009 and currently serves on our Audit Committee and as chairman of our Corporate Governance and Nominating Committee. Since his retirement in January 2009, Mr. Barron has been a private investor. From 1979 to January 2009, Mr. Barron served in various roles with the TJX Companies, Inc., an offprice retailer of apparel and home fashions, including senior executive vice president, group president at the TJX Companies (from 2004-2009), executive vice president, chief operating officer of the MarMaxx Group (from 2000 to 2004), senior vice president, group executive, TJX (from 1996 to 2000) and senior vice president, general merchandising manager, T.J. Maxx (from 1993 to 1996).

Other Directorships:  Mr. Barron has also served as a member of the board of directors of Dollar Tree, Inc. (“Dollar Tree”), an operator of discount variety retail stores, since March 2008 and currently serves as chairman of its compensation committee.

Qualifications:  Mr. Barron has significant experience in the retail industry through his more than 40 years of senior leadership at retailers such as T. J. Maxx, Marshalls, Homegoods, AJ Wright, Winners (Canada), and T.K. Maxx (United Kingdom) and provides our Board with retail industry expertise. His additional experience as a public company director also provides our Board with public company corporate governance expertise.

Macon F. Brock, 69, a Class III Director, has served as a member of our Board since February 2010 and currently serves on our Compensation Committee and Audit Committee. In addition to being a co-founder of Dollar Tree, Mr. Brock served as president of Dollar Tree from 1986 to 2001 and its chief executive officer from 1993 until 2003. Prior to his employment at Dollar Tree, Mr. Brock was a co-founder and the president of K&K Toys, Inc., a former retail toy chain.

Other Directorships:  Mr. Brock has also served as chairman of the board of directors of Dollar Tree since 2001 and as a director since 1986. He has also served on the board of directors of Lumber Liquidators, Inc. since November 2007 and serves on its compensation committee and nominating and corporate governance committee.

Qualifications:  Mr. Brock brings senior leadership and retail experience and expertise to our Board as a co-founder and the former president and chief executive officer of Dollar Tree. With more than 41 years of experience in the retail industry, he offers insight into the retail industry to our Board.

John F. Megrue, Jr., 52, a Class III Director, has served as a member of our Board since July 1998 and currently serves as chairman of the Compensation Committee. Since November 2006, Mr. Megrue has served as chief executive officer of Apax Partners in the United States. From April 2005 to November 2006, he served as co-chief executive officer of Apax Partners in the United States. From May 1992 to April 2005, he served as a partner of Saunders Karp & Megrue, LLC.

Other Directorships:  Mr. Megrue has also served as a member of the board of directors of Bob’s Discount Furniture, L.L.C. since January 2005. He has also served as a member of the board of directors of MagnaCare since December 2002. He has served as a member of the board of directors of Tommy Hilfiger Corporation (“Tommy Hilfiger”) from 2006 until 2008. Mr. Megrue also served as a member of the board of directors of Dollar Tree from 1992 to 2005, The Children’s Place from 1998 to 2002 and Hibbett Sports, Inc. from 1995 to 2004.

Qualifications:  Mr. Megrue is the chief executive officer of Apax Partners in the United States. Apax Partners is our largest stockholder, and as such represents the interests of our stockholders as a member of the Board. He also brings significant experience in the retail industry with more than 15 years of service as a board member of such companies as The Children’s Place, Tommy Hilfiger, and the Dollar Tree.

Mr. Megrue was initially elected to our Board pursuant to a stockholders’ agreement entered into by the Company, SKM Equity Fund II, L.P. and SKM Investment Fund II (funds advised by Apax Partners), BNP Paribas of North America, Inc., UnionBalCal Equities, Inc., National City Bank of Pennsylvania, and persons who became stockholders of our Company from time to time.

Bruce L. Hartman, 57, a Class I Director, has served as a member of our Board since September 2010, and currently serves as chairman of the Audit Committee. Mr. Hartman served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Yankee Candle Company (“Yankee Candle”), the largest specialty branded premium scented candle company in the United States, from January 2008 until his retirement in March 2010. Prior to joining Yankee Candle, Mr. Hartman was the Executive Vice President and Chief Financial Officer at Cushman & Wakefield, a global commercial real estate services firm, from April 2006 to January 2008. Additionally, Mr. Hartman served as the Executive Vice President of Foot Locker, a leading international retailer of athletic shoes and apparel, from 1999 to 2005, and as Controller from 1996 to 1999.

Other Directorships:  Mr. Hartman served on the board of Pathmark Supermarkets from 2004 to 2007, and was the chair of their audit committee from 2006 to 2007.

Qualifications:  Mr. Hartman brings senior leadership retail expertise to our Board as the former chief financial officer of the Yankee Candle, Foot Locker, and Cushman & Wakefield. His retail management and financial expertise deepens our Board’s knowledge in these areas.

INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Director Independence

Our Board has determined that Messrs. Barron, Brock, Hartman, Megrue and Pellegrini are independent under applicable NASDAQ corporate governance rules and that our Board currently consists of a majority of independent directors. In making that determination, our Board affirmatively determined that, in its opinion, neither Messrs. Megrue nor Pellegrini, who are affiliated with Apax Partners, our largest stockholder, have any relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, our Board determined that Mr. Coltharp, who is not standing for re-election, met the criteria for independence set forth under the NASDAQ corporate governance rules during his tenure as a director.

Board Leadership Structure and Executive Sessions

The Company’s current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer, a non-management director serving as the presiding director of executive sessions of independent directors on a rotating basis, and board committees led by independent directors.

Mr. Fisch has served as the Chief Executive Officer, President and Chairman of the Board since the Company became public in November 2009. We believe that by combining these roles in one individual, we are able to centralize Board leadership and provide more effective communication to the other members of the Board. Additionally, we believe that our Chief Executive Officer is in the best position, as our most senior executive, to determine what matters should be brought to the Board’s attention for consideration and to help direct the Board’s attention to the most significant issues and risks facing the Company’s business. Further, Mr. Fisch’s combined role as Chief Executive Officer and Chairman of the Board promotes decisive Company leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers, particularly during times of turbulent economic and industry conditions.

Each of the directors, other than Mr. Fisch, is independent under the NASDAQ corporate governance rules and the Board believes that the independent directors provide effective oversight of management. The independent directors held regular executive sessions following each quarterly Board meeting in Fiscal Year 2010. An independent director also chairs each of the Board’s committees. Although no lead independent director has currently been selected, the Board is confident that regular executive sessions of the independent directors appropriately and effectively complement our current leadership structure. The Board recognizes that no single leadership model is right for all companies and at all times, and the Board will continue to review its leadership structure as appropriate to ensure it continues to be in the best interests of rue21 and our stockholders.

Role of Board in Risk Oversight

The Board, as a whole, has responsibility for risk oversight, although our Board committees oversee and review risk areas which are particularly relevant to them. The risk oversight responsibility of the Board and its committees is supported by our management reporting processes, which are designed to provide visibility to the Board and to those Company personnel responsible for risk assessment (including our management-led risk committee) and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies. The risk areas identified by the Company include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory, compliance, and reputational risks.

Each Board committee meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. For example, the Audit Committee reviews business and financial risks and exposures, major litigation and regulatory exposures and other current matters that may present material risk to the Company. The Audit Committee oversees our internal audit function and discusses with management and the independent registered public accounting firm the Company’s policies with respect to significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Audit Committee receives periodic reports from our Director of Risk and Compliance on our enterprise risk management program and our risk mitigation efforts. The Compensation Committee reviews risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans. The Corporate Governance and Nominating Committee oversees the Company’s corporate governance policies and practices, and reviews any risks and exposures resulting from rue21’s programs and policies relating to corporate governance and director succession planning.

The Company expects that it will continue to review, evaluate and develop its risk oversight processes and procedures to ensure that the Company is prepared to respond to risks facing the Company both now and in the future.

Board Committees

Our Board has standing Audit, Compensation and Corporate Governance and Nominating Committees. The table below sets forth committee memberships as of the date of this proxy statement.

Corporate
			Compensation	Governance and
Director	Audit Committee		Committee	Nominating Committee

Robert N. Fisch
Arnold S. Barron	X			X(c )
Macon F. Brock	X		X
John F. Megrue, Jr.			X(c )
Alex Pellegrini			X	X
Bruce L. Hartman	X(c	)

(c)	Denotes chairman.

Audit Committee

The NASDAQ corporate governance rules generally require that a company’s audit committee be composed of at least three members, each of whom must, among other things, be independent under the NASDAQ corporate governance rules and meet the criteria for independence set forth in Rule 10A-3(b)(1) of the of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Our Audit Committee is currently composed of three directors: Messrs. Barron, Brock and Hartman, with Mr. Hartman serving as chairman of the committee. Our Board has affirmatively determined that each of Messrs. Barron, Brock and Hartman, the members of our Audit Committee, are independent under applicable NASDAQ corporate governance rules and also meet the heightened criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The Audit Committee assists the Board in its oversight of financial matters affecting the Company. As required by the NASDAQ corporate governance rules, none of the members of our Audit Committee have participated in the preparation of the financial statements of the Company and each of the members is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, our Board has determined that Mr. Hartman qualifies as our “audit committee financial expert,” within the meaning of SEC regulations and comparable NASDAQ corporate governance requirements.

Our Board adopted a formal written Audit Committee charter on November 12, 2009, which is reviewed by our Audit Committee on a regular basis and revised as necessary. Our Audit Committee Charter was last amended and restated on March 28, 2011, and is available on our website at www.rue21.com (follow the links to Investor Relations, Governance, Documents & Charters).

Among other matters enumerated in its charter, our Audit Committee has responsibility for:

•	selecting and hiring our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement; and

•	discussing with management and the independent registered public accounting firm the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial exposures and the actions management has taken to limit, monitor or control such exposures.

Compensation Committee

Our Compensation Committee is currently composed of three directors: Messrs. Brock, Megrue and Pellegrini, with Mr. Megrue serving as chairman of the committee. Mr. Fisch resigned from the Compensation Committee on June 29, 2010 and was replaced by Mr. Brock. Our Board has affirmatively determined that Messrs. Brock, Megrue and Pellegrini are independent under applicable NASDAQ corporate governance rules. In addition, our board has affirmatively determined that each member of this committee is an “outside director” as defined in section 162(m) of the Internal Revenue Code (“the Code”) and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

The Compensation Committee assists the Board in its oversight of compensation paid to the Company’s senior management, compensation paid to Board members, the review and evaluation of the succession plan for the Chief Executive Officer and related matters. Our Board adopted a Compensation Committee charter on November 12, 2009, which is reviewed and reassessed by our Compensation Committee on a regular basis. Our Compensation Committee Charter was last amended and restated on February 24, 2011, and is available on our website at www.rue21.com (follow the links to Investor Relations, Governance, Documents & Charters).

Among other matters enumerated in its charter, our Compensation Committee has responsibility for:

•	reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, and equity compensation;

•	reviewing succession plans for our executive officers;

•	determining the compensation of our directors; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Under the terms of its charter, the Compensation Committee may consult with Company management on compensation issues and may authorize management to work with and/or supervise the day-to-day activities of independent consultants and advisors retained by the Compensation Committee. The Compensation Committee has delegated authority to our Chief Executive Officer to grant a limited number of equity awards during calendar year 2011 under the 2009 Omnibus Incentive Plan (the “2009 Plan”) to employees who are not members of senior management, with no more than 20,000 shares subject to an award to be made to any one individual. As of April 12, 2011, our Chief Executive Officer had granted 43,000 options to purchase stock under the 2009 Plan pursuant to this authority. Our Chief Executive Officer granted an aggregate of 125,500 options to purchase stock in calendar year 2010 pursuant to an identical delegation for that year.

The Compensation Committee meets outside the presence of the Chief Executive Officer when discussing the Chief Executive Officer’s compensation. For all other executive officers, the Compensation Committee meets with the Chief Executive Officer and General Counsel, outside the presence of the other executive officers, to consider the compensation to be paid to such executive officers. Our Chief Executive Officer evaluates the performance of our other executive officers with the Compensation Committee and recommends appropriate base salary, cash performance awards and grants of long-term equity incentive awards for the other executive officers. Based upon his recommendations and in consideration of the Company’s compensation objectives and principles described in “Executive Compensation — Compensation Discussion and Analysis,” the Compensation Committee approves the compensation packages of our executive officers other than our Chief Executive Officer. The Compensation Committee also reviews and analyzes our Chief Executive Officer’s performance on an annual basis and determines his base salary, cash performance awards and grants of long-term equity incentive awards based on its assessment of his performance. Additional information concerning the processes and procedures for determining executive compensation is found in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement.

The compensation program for our non-management directors was established in November 2009 in connection with our initial public offering (“IPO”), and was amended in 2010 to provide for, among other things, deferral of some or all of the retainer paid to non-management directors. The Compensation Committee will periodically review the compensation paid to non-management directors to ensure that it remains competitive with our peers and in the best interests of our Company and will make recommendations to the full Board with respect to any changes or modifications to the directors’ compensation program. A description of the compensation program for our non-management directors is included in the “Director Compensation — Understanding Director Compensation” section of this proxy statement.

Our Compensation Committee charter allows the Compensation Committee to retain a consultant to assist the committee in determining or recommending the amount or form of executive officer and/or director compensation. In June 2010, the Committee retained Hay Group to serve as outside consultant for Fiscal Year 2010. As further described in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee relied on the support and analysis provided by Hay Group in making its determinations regarding executive compensation for Fiscal Year 2010.

Compensation Committee Interlocks and Insider Participation

During the majority of Fiscal Year 2010, the members of our Compensation Committee were Messrs. Brock, Megrue and Pellegrini. Prior to June 29, 2010, Mr. Fisch served on the Compensation Committee. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is currently composed of two directors: Messrs. Barron and Pellegrini, with Mr. Barron serving as the chairman of the committee. Mr. Coltharp served on the Corporate Governance and Nominating Committee until his resignation from our Board in April, 2011. Our Board has affirmatively determined that Messrs. Barron and Pellegrini are independent under applicable NASDAQ corporate governance rules.

The Corporate Governance and Nominating Committee assists the Board in its oversight of Board composition, corporate governance policies and practices, and related matters. Our Board adopted a Corporate Governance and Nominating Committee charter on November 12, 2009, which has been approved by our Corporate Governance and Nominating Committee and will be reviewed and reassessed by our Corporate Governance and Nominating Committee for adequacy on a regular basis and revised as necessary. Our Corporate Governance and Nominating Committee Charter was last amended on March 28, 2011, and is available on our website at www.rue21.com (follow the links to Investor Relations, Governance, Documents & Charters).

Among other matters enumerated in its charter, our Corporate Governance and Nominating Committee has responsibility for:

•	assisting our Board in identifying prospective director nominees and recommending to the Board director nominees for each annual meeting of stockholders;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;

•	overseeing the evaluation of our Board and management; and

•	recommending members for each committee of our Board.

Identifying and Evaluating Director Candidates

The Corporate Governance and Nominating Committee recommended and the Board adopted Corporate Governance Guidelines (“Guidelines”) in June 2010. The Guidelines, available on our website at www.rue21.com (follow the links to Investor Relations, Governance, Documents & Charters), set forth the selection process used by the Company to identify and review candidates to serve on the Board. Under the Guidelines, the Corporate

Governance and Nominating Committee is responsible for identifying, recruiting and recommending candidates for the Board and is also responsible for reviewing and evaluating any candidates recommended by stockholders. In identifying candidates for membership on the Board, each of the Corporate Governance and Nominating Committee and the Board will take into account all factors it considers appropriate, which may include:

(a) qualifications which will ultimately contribute to the creation of a Board composed of individuals with diverse backgrounds and relevant career experience, who are

(i) respected within the industry and the Company’s markets,

(ii) proven leaders in the communities in which the Company does business,

(iii) experienced managers,

(iv) visionaries for the future of the Company’s business,

(v) willing to act on and be accountable for Board decisions,

(vi) able to provide wise, informed, and thoughtful counsel to top management on a range of issues,

(vii) loyal,

(viii) able to effectively handle crises and minimize risk,

(ix) dedicated to sound corporate governance, and

(x) collegial, and also

(b) individual qualifications such as strength of character, maturity of judgment, independence of thought, accounting and finance knowledge (including expertise that could qualify at least one director as an “audit committee financial expert” as that term is defined by SEC rules and as “financially sophisticated” as such term is used in the NASDAQ corporate governance rules), technical expertise, familiarity with the Company’s business, industry, and competition, general business acumen, critical thinking, local or community ties, consideration of any actual or potential conflicts of interest posed by the proposed nominee’s election as a director, and the proposed nominee’s time available to devote to Board and committee activities and to enhance his or her knowledge of the Company’s business.

The Corporate Governance and Nominating Committee’s recommendations are submitted to a vote of the full Board. The Company has not historically engaged third-party independent consultants to identify potential director nominees although the Corporate Governance and Nominating Committee is authorized to retain search firms and/or other professional advisors for this purpose.

The Company does not maintain a separate formal policy regarding the diversity of its Board members. However, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Corporate Governance and Nominating Committee considers, among other qualifications, diversity with respect to viewpoint, skills, experience and community involvement in its evaluation of candidates for Board membership.

The Company’s Amended and Restated By-laws (the “By-laws”) contain a procedure allowing for the nomination by stockholders of proposed directors. See “Additional Information — Advance Notice Procedures” and “— Stockholder Proposals for the 2011 Annual Meeting” for information as to how a stockholder can nominate a director candidate. Our Corporate Governance and Nominating Committee will consider director nominees submitted by our stockholders for election.

Any stockholder of the Company who is entitled to vote at a meeting, who has complied with the notice procedures set forth in Article III, Section 5 of the By-laws and who was a stockholder of record at the time such notice is delivered to the Secretary of the Company, on the record date for the meeting and at the time of the meeting may propose a director nomination. The procedures for a stockholder to nominate a director include the following:

•	The stockholder must have given timely written notice, in proper form, to the Secretary of the Company including, without limitation, the stockholder’s name and address and information regarding the stockholder’s ownership of Company securities. The deadlines for providing notice to the Company of a proposed director nomination at our next annual meeting are set forth in our By-laws and summarized in “Additional Information — Advance Notice Procedures.”

•	The notice provided to the Secretary of the Company must include all information relating to the stockholder proponent and the director nominee that would be required to be disclosed in a proxy statement or other filings.

•	The notice provided to the Secretary of the Company must include a description of all direct and indirect compensation and other material agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder proponent (and its affiliates and associates) and each proposed director nominee.

•	The notice provided to the Secretary of the Company must include a written questionnaire with respect to the background and qualifications of a director nominee and the background of any other person or entity on whose behalf the nomination is being made.

•	The Company may also require that any proposed director nominee furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of such nominee.

The foregoing summary of our stockholder director nomination procedures is not complete and is qualified in its entirety by reference to the full text of our By-laws that has been publicly filed with the SEC and is available at www.sec.gov.

Director Meeting Attendance

Our Board met five times during Fiscal Year 2010. During that time, the Audit Committee met eight times, the Compensation Committee met five times and the Corporate Governance and Nominating Committee met three times. Each committee was formed in November 2009. Each director attended at least 75% of the aggregate of all Board meetings and committee meetings of which such director was a member for the time such director was a member during Fiscal Year 2010, either in person or via teleconference.

The Board strongly encourages its members to attend the Company’s annual meeting of stockholders. Five board members attended the 2010 annual meeting of stockholders.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is applicable to all of our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is available on our website at www.rue21.com (follow the links to Investor Relations, Governance, Documents & Charters).

Communications with the Board

You can contact the Board by writing to the Board at our corporate headquarters c/o rue21, General Counsel, 800 Commonwealth Dr., Warrendale, PA 15086 or electronically on our website, www.rue21.com, Investor Relations, under the “Governance — Contact the Board” tab. Communications are distributed to the Board, or to any individual directors, as appropriate depending on the facts and circumstances outlined in the communication.

Director Compensation

The table below summarizes the compensation paid by us to our non-employee directors for Fiscal Year 2010.

DIRECTOR COMPENSATION — FISCAL YEAR 2010

	Fees Earned or	Option
	Paid in Cash	Awards(2)	Total
Name(1)	($)	($)	($)

Arnold S. Barron	52,500	—	52,500
Macon F. Brock	25,000	189,109	214,109
Douglas E. Coltharp	80,000	—	80,000
John F. Megrue, Jr.	—	—	—
Alex Pellegrini	—	—	—
Bruce L. Hartman	12,500	175,404	187,904

(1)	Messrs. Fisch, Megrue and Pellegrini do not receive any compensation for their service as members of our Board. The compensation paid to Mr. Fisch in his capacity as our Chief Executive Officer is reported in the Summary Compensation Table and other tables set forth herein.

(2)	The values set forth in this column reflect the option award of 12,500 shares granted to Mr. Brock on February 16, 2010 and to Mr. Hartman on September 28, 2010 in connection with their initial appointment to the Board. As of the end of Fiscal Year 2010, Messrs. Barron, Brock, Coltharp and Hartman had 12,500 outstanding option awards. The values of these awards were calculated based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in Note 5 to the financial statements of the Company’s Annual Report on Form 10-K for Fiscal Year 2010, which was filed with the SEC on March 29, 2011 (“Form 10-K”).

Understanding Our Director Compensation Table

Prior to the IPO, members of our Board did not receive compensation for their service on our Board, except for the reimbursement of reasonable and documented costs and expenses incurred by directors in connection with attending any meetings of the Board or any committee thereof.

Historically, Apax Partners, of which Mr. Megrue is chief executive officer in the United States and Mr. Pellegrini is a partner, received fees from us pursuant to a letter agreement for financial advisory services performed by Apax Partners. This letter agreement was terminated in November 2009. No fees other than reimbursable travel expenses to our Board meetings were paid by the Company to Messrs. Megrue or Pellegrini in Fiscal Year 2010.

Our executive officers who are members of our Board and the directors who continue to provide services to, or are affiliated with, Apax Partners or funds advised by Apax Partners, do not receive compensation from us for their service on our Board. Accordingly, Messrs. Fisch, Megrue and Pellegrini do not receive compensation from us for their service on our Board. Only those directors who are considered independent directors under applicable NASDAQ corporate governance rules and who are not affiliated with Apax Partners or funds advised by Apax Partners (Messrs. Barron, Brock and Hartman) are eligible to receive compensation (paid quarterly in arrears) from us for their service on our Board including:

•	A base annual retainer of $50,000 in cash;

•	An additional annual retainer of $20,000 in cash paid to the chairman of the Audit Committee;

•	An additional annual retainer of $10,000 in cash paid to the chairman of the Compensation Committee; and

•	An additional annual retainer of $10,000 in cash paid to the chairman of the Corporate Governance and Nominating Committee.

We also reimburse directors for reasonable expenses incurred to attend meetings of our Board or committees.

Upon initial election to our Board, non-employee directors not otherwise affiliated with Apax Partners or funds affiliated with Apax Partners receive an option grant of 12,500 shares of our common stock. Effective August 17, 2010, the Compensation Committee and the Board amended our director compensation policy to codify current practices regarding director compensation and allow non-employee directors to defer all or any portion of any cash retainer in exchange for receipt of fully vested deferred stock units, which provide for payment of shares of Company common stock on a future date, in accordance with the requirement of Section 409A of the Code, and to shorten the vesting period for options granted to non-employee directors to three years. The shorter vesting period for option grants is intended to more quickly align the interests of non-employee directors with Company stockholders. Effective February 24, 2011, the Compensation Committee and the Board amended the director compensation policy to provide for an annual grant of restricted stock units rather than stock options to be granted to non-employee directors, in order to provide our directors with compensation consistent with the director compensation of our peers and to more quickly provide our directors with an ownership interest in our Company, further aligning their interests with our stockholders.

The option award granted to Mr. Brock in February 2010 vests in four equal annual installments over a four-year period beginning on the first anniversary of the date of grant. The option award granted to Mr. Hartman in September 2010 vests in three equal annual installments over a three-year period beginning on the first anniversary of the date of grant. As discussed above, beginning in 2011, for each year of continued service on our Board each non-employee director not affiliated with Apax Partners or funds advised by Apax Partners will receive an annual grant of restricted stock units with a value of approximately $100,000, with a grant date of the first business day following the annual stockholders meeting for the applicable year, vesting fully on the first anniversary of the grant date. Non-employee directors will have the option to defer all or any portion of their annual restricted stock unit awards in accordance with the above paragraph.

Stock Ownership Guidelines

The Company adopted stock ownership guidelines for its non-employee directors on February 24, 2011. Pursuant to the terms of the ownership guidelines, non-employee directors are expected to own an amount of Company common stock equal in value to at least three (3) times their annual cash retainer within three (3) years of joining the Board. The value of each director’s stock ownership will be calculated on the first trading day of each calendar year based on the “Fair Market Value” of the shares held by such director (as defined under the 2009 Plan). Any subsequent change in the Fair Market Value of a director’s shares will not affect the amount of stock directors are expected to hold during that year pursuant to the ownership guidelines.

Stock ownership shall be measured by (1) shares owned individually, either directly or indirectly, by the director, (2) shares owned jointly with the director, or separately by spouse, domestic partner and/or minor children, either directly or indirectly, and (3) shares underlying vested stock options or stock unit awards held by the director. Any unvested awards will not be included in this calculation.

Additionally, Mr. Fisch’s employment agreement with the Company states that at all times during its term, Mr. Fisch agrees to hold shares of the Company (including all vested options to purchase shares) having a fair market value of not less than two (2) times his base salary and performance bonus target. See “Executive Compensation — Establishing Compensation for our Chief Executive Officer” and “Additional Information Regarding the Tables Relating to Potential Payments Upon Termination or Change in Control — Employment Agreement with Mr. Fisch.”

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers.

Name	Age	Position

Robert N. Fisch	61	President, Chief Executive Officer and Chairman
Kim A. Reynolds	53	Senior Vice President and General Merchandise Manager
Keith A. McDonough	52	Senior Vice President and Chief Financial Officer
John P. Bugnar	62	Senior Vice President and Director of Stores
Michael A. Holland	47	Senior Vice President of Information Technology
Mark K. Chrystal	38	Senior Vice President of Planning and Allocation
Robert R. Thomson	52	Senior Vice President of Real Estate
Stacy B. Siegal	44	Vice President, General Counsel and Secretary
Judy M. Kucinski	49	Vice President, Strategic Merchandising

Our executive officers are appointed by our Board and serve until their successors have been duly elected and qualified or their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Set forth below is a description of the background of the persons named above, other than Mr. Fisch, whose background information is provided above in “Proposal No. 1 — Election Of Directors.”

Kim A. Reynolds has served as our Senior Vice President and General Merchandise Manager since July 2001. From March 1987 to November 1999, she served as general merchandising manager of Casual Corner Group, Inc.

Keith A. McDonough has served as our Senior Vice President and Chief Financial Officer since May 2003. From March 2001 to December 2002, he served as chief operating officer at Iron Age Corp., a distributor of safety, work and uniform related clothes and footwear. From February 1990 to March 2001, Mr. McDonough served as senior vice president of finance and chief financial officer at Iron Age Corp.

John P. Bugnar has served as our Senior Vice President and Director of Stores since September 2001. From December 1997 to September 2001, he served as vice president at Jones Apparel Group, Inc./Jones Retail Corporation, a retailer of apparel and footwear.

Michael A. Holland has served as our Senior Vice President of Information Technology since April 2004. From January 1995 to March 2004, he served as senior director of information technology at the Timberland Company, a manufacturer and retailer of outdoor wear.

Mark K. J. Chrystal has served as our Senior Vice President of Planning and Allocation since June 2008. From April 2007 to June 2008, Mr. Chrystal served as vice president of allocation, replenishment and planning for all of the North American stores of American Eagle Outfitters, an international retailer of men’s and women’s clothing. From September 2004 to April 2007, he served as vice president of planning and allocation for all of the North American stores of The Disney Store, North America, an international chain of specialty stores selling only Disney related items.

Robert R. Thomson has served as our Senior Vice President of Real Estate since January 2007. From June 2000 to January 2007, Mr. Thomson served as vice president of real estate and construction at Brookstone, Inc., a nationwide specialty retailer and product development company. From April 1995 to June 2000, he served as the director of real estate at The Stride Rite Corporation, a designer and marketer of children’s footwear.

Stacy B. Siegal has served as our Vice President, General Counsel and Secretary since March 2010. Ms. Siegal served as our Corporate Counsel from September 2006 until March 2010. From September 2005 to September 2006, Ms. Siegal performed legal and consulting work for Compass Business Solutions, Inc., a human resources consulting firm. Prior to September 2005, Ms. Siegal spent a number of years serving as in-house counsel at General Nutrition Centers, Inc. and as a consultant providing legal guidance to retail companies and boards in the region.

Judy M. Kucinski has served as our Vice President of Strategic Merchandising since joining the Company in October 2001. Prior to 2001, Ms. Kucinski spent a number of years at Retail Brand Alliance, a holding company which owns and operates retail apparel shops for men and women, in a planning management level position. Other companies Ms Kucinski has worked for include Dillard’s, Broadway Southwest Department stores, Payless Shoe Source and Limited Express.

PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The second proposal item to be voted on is the advisory vote on the compensation paid to our named executive officers for Fiscal Year 2010 (our principal executive officer, our principal financial officer and our three most highly compensated executive officers at the end of Fiscal Year 2010, collectively, are our “Named Executive Officers”).

The SEC adopted final rules on January 26, 2011 to implement Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requiring public companies to provide stockholders with advisory votes on the compensation paid to a company’s named executive officers. Accordingly, we are providing an advisory vote to approve the compensation paid to our Named Executive Officers.

As described in detail in the “Compensation Discussion and Analysis,” rue21’s executive compensation program is designed to attract and retain talented and experienced executives in our industry, reward executives whose knowledge, skills and performance are critical to our success, align the interests of our executives and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases, ensure fairness among the executive management team by recognizing the contributions each executive officer makes to our success, foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our Company, and compensate our executives in a manner that encourages them to manage our business to meet our long-range objectives.

As set forth in our Form 10-K, key highlights of our Fiscal Year 2010 business performance are as follows:

•	Net sales increased 20.8% to $634.7 million from $525.6 million in fiscal year 2009.

•	Comparable-store sales increased 2.1% on top of a 7.8% increase in fiscal year 2009.

•	The Company opened 105 stores, closed 2 stores, and converted 31 stores to the rue21 etc! format. The Company ended the year with 638 stores in 44 states.

•	Operating margin increased to 7.9% of net sales from 7.0% of net sales in fiscal year 2009.

•	Net income increased 37.4% to $30.2 million from $22.0 million in fiscal year 2009.

•	The Company ended Fiscal Year 2010 with no long-term debt and $50.1 million in cash and cash equivalents compared to $26.8 million at the end of fiscal year 2009, an 87% increase.

We believe that our executive compensation program has played a material role in our ability to drive such strong financial results and attract and retain a highly experienced, successful management team.

The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve our objectives. Please read the “Compensation Discussion and Analysis” section below for a detailed description of rue21’s executive compensation program and the decisions made by the Compensation Committee in Fiscal Year 2010, including additional details about our executive compensation programs and compensation paid to our Named Executive Officers.

We are asking our stockholders to indicate their support for the compensation paid to our Named Executive Officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our executive officers and the philosophy, policies and practices described in this Proxy Statement. Specifically, we ask our stockholders to vote “FOR,” on an advisory basis, the compensation paid to our executive officers, by adopting the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion is hereby APPROVED.”

Required Vote

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our executive officers, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THIS PROPOSAL NO. 2

PROPOSAL NO. 3 — ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 951 of the Dodd-Frank Act, the SEC also adopted rules requiring companies to hold an advisory vote on the frequency of future advisory votes on the compensation paid to a company’s named executive officers. Accordingly, we are asking you to vote on how often you would like the Company to include an advisory vote on the compensation paid to our Named Executive Officers (similar to the vote described in Proposal No. 2) in its proxy statements.

Please note that as a stockholder you have the choice to vote for one of the following choices, as indicated on the proxy card: an advisory vote on executive compensation every year, every other year, every third year, or to abstain from voting.

In connection with this Proposal, the Board has considered the value of stockholder input and the fact that rue21 only first became a public company in November 2009. Although we have taken actions in Fiscal Year 2010 to develop an executive compensation program similar to our public company peers as described in “Compensation Discussion and Analysis,” we are still in the process of structuring and developing these programs. It is important to us to have frequent stockholder feedback as our executive compensation programs change and grow. The Company believes that an annual vote on executive compensation will provide stockholders with a meaningful opportunity to express their views on this matter. Accordingly, and after careful consideration, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for rue21, and therefore our Board recommends that you vote for an annual advisory vote on executive compensation.

Required Vote

As an advisory vote, your vote will not be binding on rue21 or the Board. Our Board values the opinions of our stockholders and will strongly consider its stockholders’ views. However, because this vote is advisory only and non-binding, the Board may nevertheless decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation less frequently than the most popular option selected by our stockholders. No later than 150 calendar days after the Annual Meeting, but in no event later than 60 calendar days prior to the date of the submission of stockholder proposals for the 2012 annual meeting under Rule 14a-8 of the Exchange Act as described under “Additional Information — Stockholder Proposals for the 2012 Annual Meeting,” the Company will file a Current Report on Form 8-K or Form 8-K/A which will disclose our decision on how frequently to hold the advisory vote on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR “EVERY 1 YEAR” ON THIS PROPOSAL NO. 3

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this “Compensation Discussion and Analysis” section is to provide information about the material elements of compensation that was paid, awarded to, or earned by our principal executive officer, our principal financial officer and our three most highly compensated executive officers in Fiscal Year 2010. For Fiscal Year 2010, our Named Executive Officers were:

•	Robert N. Fisch, President and Chief Executive Officer;

•	Keith A. McDonough, Senior Vice President and Chief Financial Officer;

•	Kim A. Reynolds, Senior Vice President and General Merchandise Manager;

•	John P. Bugnar, Senior Vice President and Director of Stores; and

•	Mark K. J. Chrystal, Senior Vice President of Planning and Allocation.

Executive Compensation Philosophy and Objectives

The executive compensation program of the Company has been designed by the Compensation Committee to align executive compensation with Company objectives, business strategy and financial performance. The Compensation Committee has strived to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards. Our executive compensation program is designed to:

•	attract and retain talented and experienced executives in our industry;

•	reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•	ensure fairness among the executive management team by recognizing the contributions each executive officer makes to our success;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team as a whole and of our Company; and

•	compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives.

Summary of 2010 Company Performance and Executive Compensation

We believe that our executive compensation program has played a key role in our ability to drive strong financial results and attract and retain a highly experienced, successful management team. Key highlights of our Fiscal Year 2010 business performance are as follows:

•	Net sales increased 20.8% to $634.7 million from $525.6 million in fiscal year 2009.

•	Comparable-store sales increased 2.1% on top of a 7.8% increase in fiscal year 2009.

•	The Company opened 105 stores, closed 2 stores, and converted 31 stores to the larger rue21 etc! format. The Company ended the year with 638 stores in 44 states.

•	Operating margin increased to 7.9% of net sales from 7.0% of net sales in fiscal year 2009.

•	Net income increased 37.4% to $30.2 million from $22.0 million in fiscal year 2009.

•	The Company ended Fiscal Year 2010 with no long-term debt and $50.1 million in cash and cash equivalents compared to $26.8 million at the end of fiscal year 2009, an 87% increase.

During 2010, we continued to strengthen our executive compensation program, which is designed to support good governance practices, align pay and performance, and motivate and retain our Named Executive Officers. Some of our key accomplishments were as follows:

•	Peer Group Review. With the assistance of its independent consultant, Hay Group, the Compensation Committee updated the peer group used for compensation benchmarking to ensure it is comprised of an appropriate comparator group of fashion retailers.

•	Annual Bonus. For Fiscal Year 2010, our Adjusted EBITDA, the primary performance measure in our bonus program, exceeded the maximum goal of 28% Adjusted EBITDA growth, which resulted in maximum bonus payouts for our Named Executive Officers.

•	Equity Grants. Our Named Executive Officers each received a grant of stock options in April 2010. Options were granted at an exercise price of $34.27 per share. These grants will only provide value to executives if the stock price appreciates over the life of the option.

•	CEO Employment Agreement. In December 2010, the Committee approved a new employment agreement for Mr. Fisch. The agreement outlines key elements of Mr. Fisch’s compensation for the next three years.

•	Benefits and Perquisites. Our benefits are generally consistent with what we offer all of our employees. We also provide limited perquisites to some of our executives, including an automobile allowance and a housing/travel allowance for our CEO.

Establishing Compensation for Executive Officers

The Board has delegated authority to the Compensation Committee to develop and approve the Company’s overall compensation program for executive officers, including authority to establish annual salaries, cash and equity-based incentive compensation for the Chief Executive Officer, other executive officers and members of the Board of Directors. The Compensation Committee has developed a program that both meets our stated objectives in terms of executive compensation and is competitive given the Company’s size and financial performance. To ensure that our executives are rewarded for their unique skill sets and recognized for their individual contributions to our success, base salary and bonus levels are reviewed by the Compensation Committee on an annual basis. In order to reward our executives for exceptional Company performance, our compensation program includes both short-term and long-term incentives which are designed to align the compensation of our executives with the interests of our stockholders and motivate our executives to achieve the Company’s longer-term goals.

Our Compensation Committee engaged an independent consultant, Hay Group, to work with them in their deliberations with respect to executive compensation during Fiscal Year 2010. Hay Group had no prior relationship with the Company or its management, and does not provide any other services to the Company. Although Hay Group may communicate with management from time to time to obtain information necessary to advising the Compensation Committee, Hay Group reports directly to the Compensation Committee and attends Compensation Committee meetings as requested by the committee members.

In addition to the many factors that affect compensation determinations, the Company has historically taken into account the compensation practices of comparable companies to ensure that the Company’s executive compensation program is competitive in the marketplace. For that purpose, management and the Compensation Committee developed a peer group of comparable retail companies against which to compare the competitiveness of our executive compensation program. In Fiscal Year 2010, the Compensation Committee directed Hay Group to review and determine whether the peer group of companies selected by management and the Compensation Committee prior to Fiscal Year 2010 was still appropriate for the Company given the Company’s recent performance and growth. After an analysis of financial performance and other relevant criteria, Hay Group recommended the following peer group of companies which were ultimately adopted by the Compensation Committee for benchmarking purposes:

•	bebe stores, Inc.

•	The Buckle, Inc.

•	Casual Male Retail Group, Inc.

•	Cato Corporation

•	Christopher & Banks Corporation

•	Citi Trends, Inc.

•	Destination Maternity Corporation

•	Hot Topic

•	Jos. A Bank Clothiers, Inc.

•	lululemon athletica Inc.

•	Pacific Sunwear of California, Inc.

•	Wet Seal, Inc.

•	Zumiez, Inc.

Total compensation paid to our Named Executive Officers includes base salaries, which are paid periodically throughout the fiscal year, cash bonuses which are awarded two times during the fiscal year, and long-term equity grants such as stock options, which are generally awarded once a year. In order to determine the individual compensation components and levels for each executive officer, our Chief Executive Officer reviews with the Compensation Committee the executive’s overall performance during the prior year, future potential, the cash, equity and total compensation paid by the peer group competitors to employees in similar positions, and the executive’s past earnings and earning potential. The Chief Executive Officer then makes recommendations to the Compensation Committee, and the Compensation Committee, with the support of the Hay Group, establishes base salaries, cash incentive compensation and share-based compensation for each executive officer.

Hay Group relies on both its own proprietary surveys as well as publicly available data to provide the Compensation Committee with information as to the compensation structure and total compensation awarded to executives in similar positions as our Named Executive Officers at the peer companies. The Compensation Committee uses the information regarding compensation practices at the peer companies to assess the reasonableness of our current compensation programs and the adequacy of the total compensation paid to our executive officers on an annual basis. The Compensation Committee currently targets total compensation to be between the 50th to 75th percentiles of total compensation paid by our peers, assuming the Company performs at a level which results in target bonus payouts and appreciation of our stock price. If a bonus is not earned and the stock awards do not deliver value, our compensation will be significantly below the median.

The Compensation Committee and Hay Group also review the Company’s financial performance as compared to our peers when establishing compensation for executive officers, including the Chief Executive Officer. For Fiscal Year 2010 the Compensation Committee and Hay Group recognized that the Company performed above its peers in many important financial metrics. The Company’s comparable store sales increases were 2.1% in Fiscal Year 2010 and 7.8% in fiscal year 2009. Net sales were $634.7 million in Fiscal Year 2010, which represents a 20.8% increase over fiscal year 2009. The Company’s net income was $30.2 million in Fiscal Year 2010, which represents a 37.4% increase over fiscal year 2009.

Establishing Compensation for our Chief Executive Officer

At the start of each year, our Compensation Committee sets goals and objectives for the Company and our Chief Executive Officer. Our Compensation Committee then evaluates the performance of our Chief Executive Officer in light of these pre-set goals and objectives throughout the year in executive session outside the presence of the Chief Executive Officer. Based on this evaluation and factors further discussed herein, the Compensation Committee sets the compensation levels for the Chief Executive Officer that are not otherwise fixed by employment agreement. The design and primary compensation components paid to our Chief Executive Officer are similar to those provided to our other Named Executive Officers, thus promoting consistency among our executive team and aligning our compensation philosophy and objectives regarding executive compensation.

Our Chief Executive Officer is employed pursuant to an employment agreement that is negotiated and approved by our Compensation Committee. Mr. Fisch’s existing employment agreement was set to expire on January 31, 2011. Accordingly, our Compensation Committee reviewed and negotiated an amended and restated employment agreement with Mr. Fisch that was signed on December 17, 2010, and expires on January 31, 2014, allowing Mr. Fisch to continue to lead our Company for an additional three year term. In determining Mr. Fisch’s compensation under his new agreement, the Compensation Committee, with the assistance of Hay Group and legal counsel, reviewed the performance of the Company under Mr. Fisch’s leadership, Mr. Fisch’s current equity interest in the Company, and the compensation paid to chief executive officers at the peer group companies in order to benchmark the appropriateness and competitiveness of Mr. Fisch’s compensation. Given the performance of the Company in Fiscal Year 2010 and under Mr. Fisch’s tenure as Chief Executive Officer generally, our Compensation

Committee determined that Mr. Fisch’s total compensation for 2011 should be positioned between the median and the 75th percentile of the market. The Compensation Committee determined that Mr. Fisch’s competitive positioning was appropriate given the Company’s recent success, including its successful IPO and recent sales growth. In addition, the Compensation Committee determined that Mr. Fisch’s bonus opportunity would provide him strong incentives to continue to effectively lead the Company during an anticipated period of rapid store growth and expansion. The terms of his employment agreement are set forth fully in “Executive Compensation — Additional Information Regarding Our Summary Compensation Table And Grants Of Plan-Based Awards Table” and “— Additional Information Regarding Potential Payments Upon Termination or Change in Control.”

Overview of Elements of Executive Compensation

Our current executive compensation program consists of the following components:

•	base salary;

•	annual cash incentive awards linked to corporate performance;

•	periodic grants of long-term equity-based compensation, such as stock options; and

•	other executive benefits and perquisites.

Our executive compensation includes both fixed components (such as base salary, benefits and executive perquisites) and variable components (such as annual bonus/incentive and stock option grants) with the heaviest weight generally placed on the variable components. The fixed components of compensation are designed to be competitive in order to induce talented executives to join our Company. Modifications to the fixed components of compensation occur infrequently aside from our annual salary review, which generally results in salary increases that range from 4% to 9%. Salary increases are, in part, designed to reward executives for their management activities during the year and to maintain their level of income with respect to cost of living increases.

The variable components are tied specifically to the achievement of our short-term and long-term financial objectives and are designed to compensate above average performance with above average rewards. Bonus levels for each executive officer are set as a percentage of that executive officer’s base salary, with revisions typically occurring upon promotions or substantial increases to the executive’s scope of responsibility. Executives have the opportunity to earn bonus payments between 0% and 200% of the target amount based upon the overall financial performance of the Company. The other material element of our variable compensation is equity awards. Our 2003 and 2009 Plans were adopted by our Board to award equity grants, usually on an annual basis, to executive officers, general management and select associates. The awards have been used to motivate executives and employees to individually and collectively build long-term stockholder value.

Elements of Compensation

Base Salary

The base salary established for each of our executive officers is intended to reflect each individual’s professional responsibilities, the skills and experience required for the job, their individual performance, business performance, and competitive market salary levels. Historically, our Chief Executive Officer and/or Board determined market level compensation for base salaries for our executives based on the executives’ experience in the industry with reference to the base salaries of similarly situated executives at other companies of similar size and stage of development operating in the retail apparel industry. This determination was based primarily on the general knowledge of our Chief Executive Officer and Board of the compensation practices within our industry.

Since our IPO, the Compensation Committee has taken a more significant role in the review and decision-making process regarding the base salaries paid to our executive officers. The Chief Executive Officer makes recommendations regarding each executive’s base salary based on a variety of factors, including individual performance, future potential, leadership ability, unique skill sets, and the compensation paid to executives in similar positions within our peer group. The recommendations are then reviewed by the Compensation Committee in conjunction with its consultants to determine if any increases or adjustments to base salary are warranted.

As part of our annual review process, in July 2010, our Compensation Committee approved annual merit salary increases for each of our Named Executive Officers except for our Chief Executive Officer. These merit increases for Fiscal Year 2010 ranged from 4% to 9% and took into account the accomplishments of each individual. Following the review process, Ms. Reynolds’s salary increased from $355,000 to $385,000; Mr. McDonough’s salary increased from $242,000 to $258,000; Mr. Bugnar’s salary increased from $263,000 to $273,000; and Mr. Chrystal’s salary increased from $265,000 to $282,000. Mr. Fisch’s employment agreement was amended in December 2010 to provide for a base salary of $950,000, to be increased to $975,000 for Fiscal Year 2011. The terms of his employment agreement are set forth fully in “Executive Compensation — Additional Information Regarding Our Summary Compensation Table And Grants Of Plan-Based Awards Table.”

Going forward we anticipate that the Chief Executive Officer will review the base salaries of executive officers and make recommendations regarding any adjustments to the Compensation Committee in the first quarter of each fiscal year, and increases, where applicable, will be effective for the beginning of the next quarter.

Bonus

Annual cash bonuses are intended to offer short-term incentive compensation by rewarding the achievement of corporate objectives linked to seasonal financial results of the Company. Our Compensation Committee typically sets a range of potential bonus opportunities, including a threshold, target and maximum opportunity, which are each expressed as a percentage of such executive officer’s annual base salary that may be awarded to the executive if certain financial performance goals are achieved by the Company. In Fiscal Year 2010, an executive officer could receive from 0% to 80% of his or her base salary or, in the case of our Chief Executive Officer, from 0% to 150%, depending on the Company’s performance. Mr. Fisch’s employment agreement was amended in December 2010 to provide for an annual cash bonus ranging from 0% to 200% of his base salary commencing in Fiscal Year 2011.

The actual bonuses awarded in any year, if any, may be more or less than the target opportunity, depending on the achievement of corporate objectives, as discussed below. In addition, our Chief Executive Officer and/or Compensation Committee are authorized to adjust bonuses due to extraordinary or nonrecurring events which may have affected the Company’s performance, such as significant financings, equity offerings or acquisitions. We believe that establishing cash bonus opportunities helps us attract and retain qualified and highly skilled executives. These annual bonuses are intended to reward executive officers who have a positive impact on corporate results.

Each year, we establish our corporate financial performance objectives and target goals with reference to achieving pre-set levels of desired financial performance, and with consideration given to our annual and long-term financial plan, as well as to macroeconomic conditions. For Fiscal Year 2010, the annual cash bonuses were linked to the achievement of Adjusted EBITDA within a range of $57.1 million to $68.2 million which provided overall Adjusted EBITDA growth of approximately 20% (Adjusted EBITDA was defined as earnings before interest, taxes, depreciation and amortization, excluding certain expenses associated with share-based compensation and new public company expenses). We believe this corporate performance objective and the proportionate weighting assigned, as discussed below, reflected our overall Company goals for Fiscal Year 2010, which balanced the achievement of earnings growth and improving our operating efficiency.

For Fiscal Year 2010, we defined our Spring selling season as the performance period from February 2010 through July 2010 and our Fall selling season as the performance period from July 2010 through January 2011. For Fiscal Year 2010, each of our Spring and Fall selling seasons carried a weight of 25% of the total potential bonus amount while our annual Adjusted EBITDA target carried a weight of 50% of the total bonus potential amount. The corporate performance during each of the three performance periods is compared separately to the different target amounts. For the Spring and Fall selling seasons, our actual Adjusted EBITDA, as calculated for the purpose of the annual cash bonus, was $33.6 million and $43.6 million, respectively. For the year ended January 29, 2011, our actual Adjusted EBITDA, as calculated for the purpose of the annual cash bonus, was $77.2 million and exceeded our maximum adjusted EBITDA target amount for the full fiscal year.

The following table sets forth the Adjusted EBITDA targets for the Spring and Fall selling seasons and the fiscal year.

	Fiscal Year	Spring Season	Fall Season
Adjusted EBITDA Amounts:	Targets	Targets	Targets

Threshold	$57.1 million	$23.6 million	$33.5 million
Target	$64.2 million	$26.6 million	$37.7 million
Maximum	$68.2 million	$28.2 million	$40.0 million

The following table shows the potential bonus amounts for each of our Named Executive Officers for different levels of achievement of the Adjusted EBITDA, as shown in the table above, for each of the Spring and Fall selling seasons and the fiscal year:

		89%	100%	106% of Adjusted
		of Adjusted	of Adjusted	EBITDA
	Below	EBITDA	EBITDA	Target or
	Threshold	Target	Target	Above

Robert N. Fisch	—	37.5% salary	75% salary	150% salary
Keith A. McDonough	—	15% salary	30% salary	60% salary
Kim A. Reynolds	—	20% salary	40% salary	80% salary
John P. Bugnar	—	15% salary	30% salary	60% salary
Mark K. J. Chrystal	—	15% salary	30% salary	60% salary

Based upon our achievement of Adjusted EBITDA as calculated under our cash bonus program, each of our Named Executive Officers received aggregate bonuses in the amount set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Equity-Based Compensation

The purpose of the 2009 Plan is to enhance our ability to attract and retain highly qualified and talented individuals and motivate them to improve our performance and results for the long-term by providing them with a stake in our company. We believe that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in the form of equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. We have historically awarded equity-based compensation in the form of stock options to purchase shares of our common stock. We believe that stock options provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time. In addition to the annual grant of stock options, our Compensation Committee may grant additional stock options to retain our executives and to recognize the achievement of corporate and individual goals and/or strong individual performance.

Since our IPO, as part of its annual review of overall compensation our Compensation Committee has reviewed and recommended the size and terms and conditions of annual equity grants to our executive officers in accordance with the terms of our 2009 Plan on an individual basis. In making such awards, our Compensation Committee, in conjunction with our Chief Executive Officer considered each executive officer’s then current position with our Company, the size of his or her total compensation package and the amount of existing vested and unvested stock options, if any, then held by such executive officer. On April 5, 2010, we approved a grant of non- qualified stock options to each of our Named Executive Officers, as well as certain other executive officers. Each of our stock options granted in April, 2010 vests over the course of four years with 25% of the shares vesting on each anniversary of the applicable grant date, in order to encourage retention and to compensate our executive officers for their contribution to our success over a period of time. The term of the options is ten years. The stock options were granted in accordance with our 2009 Plan as follows:

	Number of Stock
	Options	Exercise Price

Robert N. Fisch	75,000	$34.27
Keith A. McDonough	20,000	$34.27
Kim A. Reynolds	35,000	$34.27
John P. Bugnar	10,000	$34.27
Mark K. J. Chrystal	20,000	$34.27

As part of his employment agreement, Mr. Fisch was awarded additional stock options and restricted stock units on December 17, 2010. See “Additional Information Regarding our Summary Compensation Table and Grants of Plan-Based Awards Table.”

For Fiscal Year 2011, our Compensation Committee has determined that for equity grants going forward, a shorter vesting period of three years, with 33 1/3% of the shares vesting on each anniversary of the grant date, will provide increased retention incentives for current employees, assist in recruiting, and align new employees’ interests with those of our stockholders on an accelerated basis. This shorter vesting period will apply to all equity awards going forward, including stock options and restricted stock unit awards. Our Compensation Committee also determined that 50% of our executive officers’ equity-based compensation for Fiscal Year 2011 will be in the form of restricted stock units, with the remaining 50% in the form of stock options. The Compensation Committee determined that the use of two equity vehicles, stock options and restricted stock units, is consistent with market practice and will provide a balance between performance and retention.

Our 2009 Plan allows for the grant of other forms of equity incentives in addition to stock options and restricted stock units, such as grants of restricted stock and stock appreciation rights. Our Compensation Committee may consider awarding such additional or alternative forms of awards to our directors or executive officers in the future, although no decision to use such other forms of award has yet been made.

Other Executive Benefits and Perquisites

We provide the following benefits to our executive officers on the same basis as other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	a 401(k) profit-sharing plan with matching contributions.

We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.

We also provide an automobile allowance to our executive officers and a housing allowance and the reimbursement of certain travel expenses of our Chief Executive Officer and his spouse.

Employment Agreements and Change in Control Benefits

We have entered into an employment agreement with Mr. Fisch, our Chief Executive Officer, the terms of which are described in “Executive Compensation — Additional Information Regarding Our Summary Compensation Table And Grants Of Plan-Based Awards Table.” The employment agreement contains severance benefits and change in control provisions which are more fully described in “Executive Compensation — Potential Payments Upon Termination or Change in Control.” Additionally, some of our option awards provide that in the event of a change in control, such awards will accelerate and vest. With respect to future restricted stock unit grants, our form of restricted stock unit agreement under the 2009 Plan provides that in the event of a change in control or death or disability, all unvested restricted stock units will immediately become vested in connection therewith (as such term is defined in the 2009 Plan).

We believe these severance and change in control benefits are essential elements of our executive compensation package and assist us in recruiting and retaining talented individuals. Further, the change in control provisions: (i) ensure that the actions and recommendations of senior management and other employees with respect to such transactions are in rue21’s and our stockholders’ best interests and (ii) reduce the distraction regarding the impact of such a transaction on the personal situation of such officers and other employees.

Section 162(m) Compliance

With certain exceptions, Section 162(m) of the Code (“Section 162(m)”) limits the Company’s deduction for compensation in excess of $1 million paid to certain covered employees (generally our Chief Executive Officer and three next highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). Our Compensation Committee reserves the discretion to provide compensation that is both market and performance-based. Our option awards and annual bonus awards are intended to qualify for deduction under Section 162(m). While our Compensation Committee considers the tax impact of any compensation arrangement, the committee evaluates such impact in light of our overall compensation objectives. Our Compensation Committee reserves the right to approve non-deductible compensation if it believes it is in the best interests of our stakeholders. Additionally, if any provision of a plan or award that is intended to be performance-based, within the meaning of Section 162(m), is later found to not satisfy the conditions of Section 162(m), our ability to deduct such compensation may be limited.

For a corporation that first becomes a publicly held corporation, the $1 million deduction limitation imposed by Section 162(m) does not apply to remuneration paid under a plan or agreement that existed during the period in which the corporation was not publicly held. This exemption is based on Treasury Regulation Section 1.162-27(f) and may be relied upon until the earlier of (i) the expiration of the plan or agreement, (ii) a material modification of the plan or agreement, (iii) the issuance of all employer stock and other compensation that has been allocated under the plan, or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the IPO occurred. Accordingly, deduction limitations imposed by Section 162(m) will not apply to compensation payable under our compensatory plans and agreements to the extent any such plan or agreement satisfies the exemption requirements of Treasury Regulation Section 1.162-27(f).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with the Company’s management and, based upon such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the Form 10-K.

The full text of the Compensation Committee’s charter is available on our website at www.rue21.com (follow the links to Investor Relations, Governance, Documents & Charters).

Respectfully submitted,

The Compensation Committee

John F. Megrue, Jr., Chairman
Macon F. Brock
Alex Pellegrini

Assessment of Compensation-Related Risks

The Company has reviewed its compensation policies and practices with respect to risk-taking incentives and risk management, and does not believe that potential risks arising from its compensation polices and practices are reasonably likely to have a material adverse effect on the Company for the following reasons:

•	The base salary component of the compensation program is set at an appropriate level so that our executives do not feel pressure to take excessive risks to achieve adequate financial rewards.

•	Our short-term bonus incentive is based on the performance of the Company as a whole and therefore cannot be easily influenced by the actions of any one executive seeking to maximize a financial gain.

•	The equity-based annual incentive grants align the interests of our executives with the long-term financial well being of the Company, and therefore discourage management to pursue overly risky business strategies in order to achieve a short-term gain.

•	Mr. Fisch’s incentive-based compensation is subject to a clawback provision, which provides that in the event the Company is required to prepare an accounting restatement due to the material non-compliance of the Company with any financial reporting requirement under the securities laws, the Company will recover from him any amounts in excess of what he would have been paid had there not been an accounting misstatement for the three-year period preceding the date on which the Company is required to prepare an accounting restatement.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for Fiscal Year 2010, the fiscal year ended January 30, 2010 (“Fiscal Year 2009”) and the fiscal year ended January 31, 2009 (“Fiscal Year 2008”) earned by, awarded or paid to, our Named Executive Officers.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Robert N. Fisch,	2010	906,055	749,993	2,153,612	998,125	79,257	4,887,042
President and Chief Executive Officer	2009	800,000	—	507,657	880,000	100,440	2,288,097
	2008	735,000	—	—	736,497	79,220	1,550,717

Keith A. McDonough,	2010	251,231	—	374,294	120,478	10,071	756,074
Senior Vice President and Chief	2009	235,654	—	203,064	117,875	2,567	559,160
Financial Officer	2008	220,942	—	—	105,562	2,223	328,727

Kim A. Reynolds,	2010	372,308	—	655,015	213,000	10,007	1,250,330
Senior Vice President and	2009	344,423	—	406,128	206,750	3,805	961,106
General Merchandise Manager	2008	321,116	—	—	184,106	1,506	506,728

John P. Bugnar,	2010	268,769	—	187,147	131,562	14,972	602,450
Senior Vice President and	2009	258,715	—	101,529	129,417	14,845	504,506
Director of Stores	2008	248,962	—	—	118,992	11,533	379,487

Mark K. J. Chrystal,	2010	274,808	—	374,295	132,095	164	781,362
Senior Vice President of Planning	2009	258,654	—	101,529	129,375	164	489,722
and Allocation

(1)	Represents the grant of 24,598 restricted stock units to Mr. Fisch in conjunction with the renewal of his employment agreement. The value of this award was calculated based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in Note 5 to the financial statements in the Form 10-K.

(2)	The values of these awards were calculated based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in Note 5 to the financial statements in the Form 10-K.

(3)	Represents amounts earned for Fiscal Years 2010, 2009 and 2008 under our annual cash incentive program.

(4)	Includes 401(k) profit-sharing plan contributions for eligible employees, term life insurance, disability insurance, long-term care insurance and other personal benefits. The amounts in this column include the following:

		401(k)	Term Life	Life	Automobile	Personal	Housing
		Match	Insurance	Insurance	Allowance	Travel	Allowance
Name	Year	(a)	(b)	(b)	(c)	(d)	(e)

Robert N. Fisch	2010	—	772	3,074	10,308	35,916	29,187
	2009	—	772	6,148	18,433	48,545	26,542
	2008	—	628	3,074	3,548	44,082	27,888
Keith A. McDonough	2010	9,658	413	—	—	—	—
	2009	2,154	413	—	—	—	—
	2008	1,805	418	—	—	—	—
Kim A. Reynolds	2010	9,594	413	—	—	—	—
	2009	3,392	413	—	—	—	—
	2008	1,108	398	—	—	—	—
John P. Bugnar	2010	7,350	772	—	6,850	—	—
	2009	1,696	772	—	12,377	—	—
	2008	1,260	747	—	9,526	—	—
Mark K. J. Chrystal	2010	—	164	—	—	—	—
	2009	—	164	—	—	—	—

(a)	Reflects amounts of contributions to the 401(k) profit-sharing plan for eligible employees.

(b)	Represents premiums paid by us for applicable insurance policies.

(c)	Includes an automobile and reimbursement for all related insurance and maintenance costs.

(d)	Includes commercial airfare and other travel-related expenses of our Chief Executive Officer and his spouse to and from our corporate headquarters.

(e)	Represents the dollar value of rent and utilities paid by us for an apartment used by Mr. Fisch when he is in Pennsylvania.

Grants of Plan-Based Awards (Fiscal Year 2010)

The following table sets forth certain information regarding grants of plan-based awards for Fiscal Year 2010 with respect to our Named Executive Officers.

					All Other Stock	All Other Option
					Awards: Number	Awards: Number		Grant Date Fair
		Estimated Future Payouts Under			of Shares	of Securities	Exercise or Base	Value of Stock and
		Non-Equity Incentive Plan Awards(1)			of Stocks	Underlying	Price of Option	Option
	Grant	Threshold	Target	Maximum	or Units(2)	Options(3)	Awards	Awards(4)
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)

Robert N. Fisch	—	339,844	679,688	1,359,375	—	—	—	—
	4/5/2010	—	—	—	—	75,000	34.27	1,403,603
	12/17/2010	—	—	—	—	45,878	30.49	750,009
	12/17/2010	—	—	—	24,598	—	—	749,993
Keith A. McDonough	—	35,082	70,164	140,328	—	—	—	—
	4/5/2010	—	—	—	—	20,000	34.27	374,294
Kim A. Reynolds	—	66,740	133,479	266,958	—	—	—	—
	4/5/2010	—	—	—	—	35,000	34.27	655,015
John P. Bugnar	—	37,525	75,049	150,099	—	—	—	—
	4/5/2010	—	—	—	—	10,000	34.27	187,147
Mark K. J. Chrystal	—	38,374	76,748	153,495	—	—	—	—
	4/5/2010	—	—	—	—	20,000	34.27	374,294

(1)	The amounts reported in these columns relate to bonuses under the Company’s annual cash incentive plan for which threshold, target and maximum percentages were set in Fiscal Year 2010, a portion of which is estimated to be paid in Fiscal Year 2011 if earned for Fiscal Year 2010. For the actual amount of the Fiscal Year 2010 awards paid to our Named Executive Officers, see the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table.

(2)	The amounts set forth in this column represent the number of restricted stock units granted under the 2009 Plan to Mr. Fisch in December 2010 in conjunction with the renewal of his employment agreement.

(3)	The amounts set forth in this column represent the number of shares of common stock underlying stock options granted to each of our Named Executive Officers in April 2010 under our 2009 Plan, as well as stock options granted to Mr. Fisch in December 2010 in conjunction with the renewal of his employment agreement.

(4)	The amounts set forth in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock options granted to each of our Named Executive Officers in April 2010, as well as stock options and restricted stock option granted to Mr. Fisch in December 2010 in conjunction with the renewal of his employment agreement. The values of these awards were calculated based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures due to service-based besting conditions. A discussion of the relevant assumptions made in the valuation may be found in Note 5 to the financial statements in the Form 10-K.

Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table

On December 17, 2010, we entered into an amended and restated employment agreement with Mr. Fisch. Under the terms of his amended employment agreement, Mr. Fisch is entitled to (or has received, as the case may be) the following:

•	annual base salary of $950,000, effective from December 17, 2010 through February 1, 2011, which increased to $975,000 effective February 1, 2011, with further increases to be made in the discretion of the Compensation Committee on an annual basis;

•	lump sum cash payment equal to $20,959 paid to Mr. Fisch in December 2010 as retroactive base salary, which amount was equal to $75,000 multiplied by a fraction the numerator of which was the number of calendar days in the period from September 1, 2010 through December 17, 2010 during which Mr. Fisch received a base salary of $875,000 per annum, and the denominator of which was 365;

•	annual 2011 performance bonus targeted at 100% of base salary and ranging from 0% to a maximum of 200% of base salary, with 2012 and 2013 annual bonuses to be made in the discretion of the Compensation Committee; provided that the range of such bonuses will not be less than the range for Fiscal Year 2011;

•	a grant of 24,598 restricted stock units which was made on December 17, 2010, which vest 33 1/3% annually over three years with the first vesting date occurring on December 17, 2011;

•	a stock option grant of 45,878 shares which was made on December 17, 2010, which vests 33 1/3% annually over three years with the first vesting date occurring on December 17, 2011;

•	participation in our employee benefit programs or other arrangements made available by the Company to its senior executives and/or employees generally on a basis consistent with the terms, conditions and overall administration of such plans;

•	reimbursement for all reasonable travel and other reasonable out-of-pocket business expenses and financial planning and tax preparation services not to exceed $15,000 per calendar year;

•	four weeks paid vacation for each year during the term;

•	an automobile mutually agreed upon by Mr. Fisch and the Board and reimbursement for all related insurance and maintenance costs;

•	housing allowance for an apartment near our corporate headquarters, reimbursement of Mr. Fisch’s and his spouse’s costs for all roundtrip airfare between either the greater New York City area and Pittsburgh, Pennsylvania or Miami, Florida and Pittsburgh, Pennsylvania, during the term of the employment agreement; and

•	reimbursement for all reasonable, documented attorneys’ fees incurred in connection with the negotiation and execution of the agreement and his equity award agreements.

Pursuant to his employment agreement, Mr. Fisch may not solicit any of our employees or compete with the Company’s business during the term of his employment and for two years following his date of termination. Additionally, Mr. Fisch’s employment agreement with the Company states that at all times during its term, Mr. Fisch agrees to hold shares of the Company (including all vested options to purchase shares) having a fair market value of not less than two (2) times his base salary and performance bonus target.

Under his employment agreement, Mr. Fisch is also entitled to certain severance and other payments in connection with a change in control or if his employment is terminated under certain circumstances. For more information on the nature of these payments, see “Executive Compensation — Potential Payments Upon Termination or Change in Control” and “— Additional Information Regarding Potential Payments Upon Termination or Change in Control.”

Annual Cash Incentive Program

As described under “Executive Compensation — Compensation Discussion and Analysis,” each of our Named Executive Officers are eligible to receive annual cash bonuses upon the Company’s achievement of certain pre-established corporate financial performance objectives, so long as they are employed by the Company on the date such annual bonuses are payable. Bonuses are structured as a percentage of such Named Executive Officer’s annual base salary.

Equity Plans and 2010 Stock Option and Restricted Stock Unit Awards

As more fully described in “Executive Compensation — Compensation Discussion and Analysis,” our Board administers the 2009 Plan and the 2003 Plan. The 2009 Plan and the 2003 Plan permit or permitted us, as in the case of the 2003 Plan, to grant certain incentive awards to our officers, employees, non-employee directors and consultants or advisors, including incentive stock options, nonstatutory stock options, stock appreciation rights, share awards or a combination of the foregoing.

In April 2010, we granted non-qualified stock option awards to our Named Executive Officers under the 2009 Plan (the “2010 Stock Option Awards”). Each of these 2010 Stock Option Awards were issued pursuant to an option agreement and provide for vesting in four equal annual installments beginning on the first anniversary of the grant date with an expiration date ten years from the date of grant. In December 2010, Mr. Fisch received grants of stock options and restricted stock units under the 2009 Plan with three-year vesting periods. In 2011, we expect that all of our stock option and restricted stock units will have a three-year vesting period. For Fiscal Year 2011, our Compensation Committee has determined that a shorter vesting period of three years, with 33 1/3% of the shares vesting on each anniversary of the grant date, will provide stronger retention incentives for current employees, assist in recruiting, and allow new employees to align their interests with our stockholders on an accelerated basis. Under our 2009 Plan, each stock option grant agreement contains a non-solicitation provision, which provides that each recipient may not solicit any of our employees during the term of his or her respective employment and for two years following his or her date of termination.

We also granted restricted stock units to Mr. Fisch in December 2010. Each restricted stock unit represents a contingent right to receive one share of Company common stock and are accompanied by dividend equivalent rights. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date.

For a description of how a change in control or termination affects our option and restricted stock unit awards, see “Executive Compensation — Potential Payments Upon Termination or Change in Control” and “— Additional Information Regarding Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year End (Fiscal Year 2010)

The following table sets forth certain information with respect to outstanding equity awards of each of our Named Executive Officers as of January 29, 2011.

	Option Awards						Stock Awards
	Number of		Number of					Market
	Securities		Securities				Number of	Value of
	Underlying		Underlying				Shares or	Shares or
	Unexercised		Unexercised		Option		Units of Stock	Units of Stock
	Options		Options		Exercise	Option	That Have	That Have
	(#)		(#)		Price	Expiration	Not Vested	Not Vested
Name	Exercisable		Unexercisable		($)	Date	(#)	($)

Robert N. Fisch	40,000		—		0.006	8/1/2015
	48,000		—		0.006	8/1/2016
	56,250	(1)	18,750	(1)	8.00	1/4/2018
	18,425	(1)	55,277	(1)	11.80	7/24/2019
	—		75,000	(1)	34.27	4/7/2020
			45,878	(2)	30.49	12/17/2020
							24,598(3)	719,492
Keith A. McDonough	2,000		—		0.005	8/1/2015
	24,000		—		0.005	8/1/2016
	30,000	(1)	10,000	(1)	8.00	1/4/2018
	7,370	(1)	22,111	(1)	11.80	7/24/2019
			20,000	(1)	34.27	4/7/2020
Kim A. Reynolds	4,000		—		0.005	8/1/2015
	40,000		—		0.005	8/1/2016
	60,000	(1)	20,000	(1)	8.00	1/4/2018
	14,740	(1)	44,222	(1)	11.80	7/24/2019
			35,000	(1)	34.27	4/7/2020
John P. Bugnar	—		—		0.005	8/1/2015
	1,700		—		0.005	8/1/2016
	22,500	(1)	7,500	(1)	8.00	1/4/2018
	3,685	(1)	11,055	(1)	11.80	7/24/2019
			10,000	(1)	34.27	4/7/2020
Mark K. J. Chrystal			25,000	(1)	8.00	6/16/2018
	3,685	(1)	11,055	(1)	11.80	7/24/2019
			20,000	(1)	34.27	4/7/2020

(1)	These options vest at a rate of 25% per year over four years from the first anniversary of the grant date, subject to continued employment with us.

(2)	These options vest at a rate of 33 1/3% per year over three years from the first anniversary of the grant date, subject to continued employment with us.

(3)	These restricted stock units vest at a rate of 33 1/3% per year over three years from the first anniversary of the grant date, subject to continued employment with us.

Options Exercised and Stock Vested (Fiscal Year 2010)

The following table sets forth certain information with respect to the exercise of stock options during Fiscal Year 2010 with respect to our Named Executive Officers.

Option Awards
Number of Shares Acquired on
	Exercise	Value Realized on Exercise
Name	(#)	($)

Robert N. Fisch	—	—
Keith A. McDonough	—	—
Kim A. Reynolds	—	—
John P. Bugnar	20,300	565,918
Mark K. J. Chrystal	12,500	322,375

Potential Payments Upon Termination or Change in Control

The table and information provided below set forth estimates of the value of the compensation and benefits due to our Chief Executive Officer and other Named Executive Officers in connection with a change in control (as defined in the applicable agreement(s) or plan documents) or termination of employment under the scenarios described below, presuming a termination or change in control date of January 29, 2011 and a valuation of our common stock based on its closing market price on January 28, 2011 of $29.25 per share. The analysis below assumes that Mr. Fisch and other Named Executive Officers will take all action necessary or appropriate for them to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described below.

The payments and benefits detailed are in addition to any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for the Named Executive Officers including, without limitation, any stock options vested as of January 29, 2011 (which are shown in the Outstanding Equity Awards at Fiscal Year-End Table).

Additional descriptions of the terms of our agreements, plans and arrangements with our Named Executive Officers are set forth in “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Additional Information Regarding our Summary Compensation Table and Grants of Plan-Based Awards Table.”

Robert N. Fisch, President and Chief Executive Officer

	Termination
	for Cause or		Change in	Termination Without	Company
	Without	Death or	Control	Cause or for	Failure to
	Good Reason	Disability	Termination	Good Reason	Renew
	(In Dollars)

Compensation
Cash Severance	—	—	1,900,000	1,900,000	1,900,000
Cash Severance Bonus	—	—	1,900,000	1,900,000	—
Stock Options — Unvested and Accelerated	—	—	2,159,896	—	—
Restricted Stock Units — Accelerated	—	719,492	719,492	—	—
Health Benefits Continuation	—	—	20,845	20,845	20,845
Total	—	719,492	6,700,233	3,820,845	1,920,845

(1)	In the event of a change in control, all option awards and restricted stock units accelerate and vest.

McDonough, Reynolds, Bugnar, and Chrystal

If a change in control (as defined in the applicable plan) occurred as of January 29, 2011, stock option awards granted to our Named Executive Officers would have vested and become immediately exercisable. Mr. McDonough would have received $598,337, Ms. Reynolds would have received $1,196,674, and Messrs. Bugnar and Chrystal would have each received $352,285 and $724,160 in terms of the dollar value of the accelerated portion of their respective stock option awards. Except as described below, these individuals would not be entitled to any additional payments in connection with a change in control nor would they be entitled to any payments or any vesting acceleration of equity awards in connection with any of the termination scenarios identified with respect to Mr. Fisch and payments to which he would be entitled. Our Named Executive Officers would receive a severance payment equivalent to six months of base salary if their employment with us is terminated without cause. As of January 29, 2011, for Messrs. McDonough, Chrystal, and Bugnar, such severance payment would have been equal to $129,000, $141,000 and $136,500, respectively, and the severance payment for Ms. Reynolds would have been equal to $192,500.

Additional Information Regarding the Tables Relating to Potential Payments Upon Termination or Change in Control

Employment Agreement with Mr. Fisch

Mr. Fisch is entitled to the following severance payments if his employment is terminated by us for cause or by him without good reason:

•	accrued but unpaid base salary;

•	reimbursement of expenses and benefits to which he is entitled; and

•	in the case of a termination by Mr. Fisch without good reason, he will have 60 days from the date of delivery of the notice of termination to exercise any vested and exercisable options.

Mr. Fisch is entitled to the following severance payments if he dies or if his employment is terminated by the Company due to disability:

•	accrued but unpaid base salary;

•	the pro rata portion of his performance bonus for the year in which death or disability occurs (based upon the performance bonus for which he is eligible that year, with any discretionary components deemed satisfied to the fullest extent);

•	his performance bonus for the year preceding the year in which death or disability occurs if then due and owing; and

•	other benefits and payments then due (including reimbursement of expenses and benefits to which he is entitled and, in the event of death, life insurance payments, and in the case of disability, long or short-term disability benefits).

In the event Mr. Fisch’s employment is terminated by us without cause or by him for good reason, he would be entitled to the following payments, subject to his execution of a general release of claims against the Company:

•	accrued but unpaid base salary;

•	two times his base salary then in effect (to be paid in one lump sum payment on the 60th day after the effective date of termination);

•	two times the greater of (i) his performance bonus target for the year of termination and (ii) the average of his actual performance bonus earned for the two years immediately preceding the year in which the termination occurs;

•	continuation of employee benefits for twenty-four months following termination to the extent permitted or, if not permitted, then a lump sum payment of reasonably equivalent value of the discontinued benefit

(subject to Mr. Fisch’s timely COBRA election and his continued co-payment of the applicable premiums at the active employee rates);

•	reimbursement of expenses to which he is entitled;

•	the performance bonus for the year preceding the year in which his termination occurs if then due and owing; and

•	Mr. Fisch will have 90 days from the date of delivery of the termination notice to exercise any vested and exercisable options.

In the event we choose not to renew his employment agreement and he executes a general release of claims, Mr. Fisch will be eligible to receive an amount equal to twenty-four months of his base salary in effect at the end of the term in which we chose not to renew his employment agreement (to be paid in one lump sum payment on the 60th day after the effective date of his termination) and the continuation of employee benefits for twenty-four months following the end of the term, to the extent permitted (subject to Mr. Fisch’s timely COBRA election and his continued co-payment of the applicable premiums at the active employee rates).

Mr. Fisch is also subject to non-competition and non-solicitation obligations which are in place during the term of his agreement and for a period of twenty-four (24) months following termination of his agreement. Additionally, Mr. Fisch’s employment agreement with the Company states that at all times during its term, Mr. Fisch agrees to hold shares of the Company (including all vested options to purchase shares) having a fair market value of not less than two (2) times his base salary and performance bonus target.

For purposes of his employment agreement, “cause” is defined as: (i) acts or omissions which constitute intentional misconduct or a knowing violation of a material written company policy; (ii) personal receipt of money, property or services by any person in knowing violation of applicable law or a violation of a material written company policy; (iii) an act of fraud, conversion, misappropriation or embezzlement or his conviction of, or entry of a guilty plea or plea of no contest, with respect to a felony, the equivalent thereof, or any other crime in which imprisonment is possible; (iv) an act of moral turpitude adversely affecting his ability to perform his duties; (v) alcohol or controlled substance abuse; (vi) reckless disregard in the performance of his duties; (vii) the commission in bad faith of any act which injures or could reasonably be expected to injure the reputation, business or business relationships of our company; (viii) material breach of his non-competition, confidentiality or non-solicitation obligations set forth in his employment agreement; or (ix) any other breach of his employment agreement in any material respect which continues uncured for thirty days after receipt of written notice of such breach from the Company.

For purposes of his employment agreement, “disability” shall mean the Executive’s inability to perform his duties to the Company on a full-time basis, either with or without reasonable accommodation, as defined in the Americans with Disabilities Act, for 120 consecutive days or a total of 180 days in any twelve month period as reasonably determined by the Board of the Company.

For purposes of his employment agreement, “good reason” is defined as, other than with Mr. Fisch’s consent: (i) removal or failure to reappoint him to the position he then holds with the Company pursuant to his employment agreement (other than for cause, death or disability, or in the case of his position as Chairman of the Board, as required by applicable law); (ii) any material decrease or other material adverse change in his duties and responsibilities, as set forth in his employment agreement; (iii) the failure to continue to elect Mr. Fisch to the Board or the removal of Mr. Fisch from the Board at any time during the term of his employment agreement; (iv) any other material breach by us of his employment agreement and which, in respect to clauses (ii) above and this clause (iv), continues uncured for thirty days after receipt by the Company of written notice of breach from Mr. Fisch; or (v) a “change in control” of the Company (as defined in his employment agreement), provided that he remains employed by us for a period of six months following the change in control before he terminates his employment for good reason solely by reason of such change in control.

For purposes of his employment agreement, “change in control” means, other than with Mr. Fisch’s consent, the occurrence of any of the following events:

(i) the Company is merged, consolidated or reorganized into or with another company or other entity and, as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the Board (the “Voting Stock”) of such company or other entity immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction; or

(ii) the Company sells or otherwise transfers all or substantially all of its assets or capital stock to another company or other entity or person, and, as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding voting stock of such company or other entity or person is held in the aggregate by the holders of the Voting Stock of the Company immediately prior to such sale or transfer; or

(iii) “any “person” or “persons” (as such term is used in Section 13(d) of the Exchange Act) other than Apax Partners and its affiliates, becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities.

Amended and Restated 2003 Ownership Incentive Plan

Change in Control

In the event of a change in control of the Company, as defined below, unless otherwise provided in an agreement evidencing the award, all awards that have been issued under our 2003 Plan and that have been outstanding for at least six months (and which have not previously been terminated under the terms of the 2003 Plan or an agreement evidencing an award made thereunder) will immediately vest and become exercisable. Such vesting will occur without regard to any limitation imposed by the 2003 Plan or the Compensation Committee at the time the award was granted, which permits all or any part of the award to be exercised only after the lapse of time or the attainment of performance objectives or other conditions to exercise, and such awards will remain vested and exercisable until the expiration of such award.

For purposes of the 2003 Plan, a change in control has the following meaning with respect to any options outstanding thereunder:

(A) a person or group (other than SKM Investment Fund II and SKM Equity Fund II, L.P., a majority-owned subsidiary or any employee benefit plan(s) sponsored by the Company or a subsidiary of the Company) through one or a series of related transactions has acquired beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of members of the Board of Directors (the “Voting Stock”),

(B) there is a merger, consolidation, or exchange by the Company with or into another company or other entity, or any other corporate reorganization or sale or transfer of capital stock (other than through an underwritten, public offering of Company stock) whether by the Company or its stockholders, in which less than a majority of the Voting Stock of such company or other entity immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction, or

(C) there is a sale of all or substantially all of the Company’s assets.

Other Termination Events Affecting Option Awards Granted Under the 2003 Plan

Except as otherwise provided below, any unexercised options will terminate at the close of business on the thirtieth day following the date the optionee ceases to provide services to the Company. If an optionee ceases to provide services to the Company for cause (as defined in the 2003 Plan), then any unexercised option outstanding under the 2003 Plan will immediately terminate. If an optionee ceases to provide services to the Company by reason of resignation with the consent of the Compensation Committee, any outstanding options will terminate three months after the optionee ceases to provide services to the Company; provided, however, that if the optionee dies during the three-month period, the option will terminate fifteen months after the optionee ceases to provide services to the Company. If the optionee ceases to provide services to the Company by reason of death, incapacity or retirement, any outstanding options will terminate fifteen months after the employee ceases to be employed by the Company. Where an option is exercised more than three months after the optionee ceases to provide services to the Company, the option may be exercised only to the extent it could have been exercised on the date three months after the optionee ceased to provide services to the Company. Notwithstanding the foregoing, no option will be exercisable after the expiration of the term for which the option was granted, which will in no event exceed ten years.

2009 Omnibus Incentive Plan

Change in Control

In the event of a change in control of the Company, as defined below, and except as otherwise provided by the Compensation Committee in an award agreement, any unvested awards granted under the 2009 Plan will not vest but will be treated in accordance with one of the following methods as determined by the Compensation Committee:

(i) awards, whether or not then vested, will be continued, assumed or have new rights substituted therefore, as determined by the Compensation Committee, and restrictions to which awards granted prior to the change in control are subject will not lapse upon a change in control and the awards will, where appropriate in the sole discretion of the Compensation Committee, receive the same distribution as other common stock on such terms as determined by the Compensation Committee; provided that the Compensation Committee may decide to award additional awards in lieu of any cash distribution;

(ii) in the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing constituting an “Acquisition Event”), then the Compensation Committee may, in its sole discretion, terminate all outstanding and unexercised awards made under the 2009 Plan that provides for a participant elected exercise, effective as of the Acquisition Event, by delivering notice of termination to each participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such participant will have the right to exercise in full all of his or her awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the award agreements), but any such exercise will be contingent upon the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto will be null and void;

(iii) the Compensation Committee, in its sole discretion, may provide for the purchase of any awards by the Company or an affiliate for an amount of cash equal to the excess of the Change in Control Price (which is defined as the highest price per share of common stock paid in any transaction related to a change in control) of the shares of common stock covered by such awards, over the aggregate exercise price of such awards; or

(iv) the Compensation Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an award at any time.

For purposes of the 2009 Plan, a change in control will be deemed to have occurred in the following situations:

(a) any person, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions set forth in the 2009 Plan) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a change in control of the Company; or

(d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a change in control under the 2009 Plan unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

Other Termination Events Affecting Stock Options and Restricted Stock Units Granted Under the 2009 Plan

The 2009 Plan also specifies that in the event of participant’s death, disability (as defined in the 2009 Plan) or retirement (as defined in the 2009 Plan), unless otherwise determined by the Compensation Committee at the time of grant, or if no rights of the participant are reduced, thereafter, all stock options that are held by such participant that are vested and exercisable at the time of the participant’s termination may be exercised by the participant at any time within a period of one year from the date of such termination, but in no event beyond the expiration of the stated term of such stock options; provided, however, that if the participant dies within such exercise period, all unexercised stock options held by such participant will thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such stock options.

In the event of a participant’s involuntary termination without cause (as defined in the 2009 Plan) or termination for good reason (as defined in the 2009 Plan), unless otherwise determined by the Compensation Committee at the time of grant, or if no rights of the participant are reduced, thereafter, if a participant’s termination is by involuntary termination without cause or for good reason, all stock options that are held by such participant that are vested and exercisable at the time of the participant’s termination may be exercised by the participant at any time within a period of 90 days from the date of such termination, but in no event beyond the expiration of the stated term of such stock options.

In the event of a participant’s voluntary termination, unless otherwise determined by the Compensation Committee at the time of grant, or if no rights of the participant are reduced, thereafter, if a participant’s termination is voluntary (other than a voluntary termination after the occurrence of an event that would be grounds for a termination for cause), all stock options that are held by such participant that are vested and exercisable at the time of the participant’s termination may be exercised by the participant at any time within a period of 30 days from the date of such termination, but in no event beyond the expiration of the stated term of such stock options.

In the event of a termination for cause (as defined in the 2009 Plan), unless otherwise determined by the Compensation Committee at the time of grant, or if no rights of the participant are reduced, thereafter, if a participant’s termination (x) is for cause or (y) is a voluntary termination (as described above) after the occurrence of an event that would be grounds for a termination for cause, all stock options, whether vested or not vested, that are held by such participant will thereupon terminate and expire as of the date of such termination.

With respect to restricted stock units granted under the 2009 Plan, the plan states that any such award will vest or be forfeited to the extent so provided in the agreement evidencing such award.

Nonqualified Stock Option Agreements Under The 2009 Plan

The form of nonqualified stock option agreements under the 2009 Plan provide that any portion of an option that is not vested as of the date of a participant’s termination for any reason will terminate and expire as of the date of such termination. In the event of a participant’s termination by reason of death or disability (as defined in the 2009 Plan), the vested portion of the option at the time of termination will remain exercisable until the earlier of (i) one year from the date of such termination, and (ii) the expiration of the stated term of the option. In the event of a participant’s involuntary termination by the Company without cause (as defined in the 2009 Plan), the vested portion of the option at the time of termination will remain exercisable until the earlier of (i) ninety (90) days from the date of such termination, and (ii) the expiration of the stated term of the option. In the event of a participant’s voluntary termination, the vested portion of the option at the time of termination will remain exercisable until the earlier of (i) thirty (30) days from the date of such termination, and (ii) the expiration of the stated term of the option pursuant to Section 3 of the agreement. In the event of a participant’s termination by the Company for cause (as defined in the 2009 Plan), all options granted thereunder (whether or not vested) will terminate and expire upon such termination.

Restricted Stock Unit Agreements Under the 2009 Plan

The form of restricted stock unit agreement under the 2009 Plan provide that in the event of a change in control (as such term is defined in the 2009 Plan), all unvested restricted stock units will immediately become vested in connection therewith; provided the participant is continuously employed by the Company or its subsidiaries through such date. The form of restricted stock unit agreements under the 2009 Plan provide that all unvested restricted stock units will immediately become vested upon a termination due to the participant’s death or disability (as such term is defined in the 2009 Plan).

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information Table (as of January 29, 2011)

Number of
Securities
Remaining Available
	Number of		For Future Issuance
	Securities To Be		Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected In
	And Rights	And Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity Compensation Plans approved by security holders	1,441, 404	$15.63	3,122,524
Equity Compensation Plans not approved by security holders	—	—	—
Total	1,441,404	$15.63	3,122,524

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Procedures for Approval and/or Ratification of Related Party Transactions

Our Board adopted a written code of conduct and ethics for our Company. The Code of Business Conduct and Ethics discourages our employees, officers and directors from entering into any transaction that may cause a conflict of interest for us. Any potential conflict of interest, including related party transactions (in which the Company was or is to be a participant, the amount involved exceeds $120,000 and in which a “related person” (as defined by Item 404 of Regulation S-K) has a direct or indirect material interest), must be reported to the employee’s managers or to our General Counsel who then reviews and summarizes the proposed transaction for review by the Audit Committee and then if necessary the full Board. In approving or rejecting such proposed transactions, our Audit Committee, in conjunction with our General Counsel, considers all of the relevant facts and circumstances available and deemed relevant, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. We only approve those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as determined in good faith by our Board and General Counsel.

Additionally, our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) addresses agreements and transactions that the Company may enter into with Apax Partners. The Certificate of Incorporation provides that in the event that Apax Partners or any of its affiliates enters into an agreement or transaction with the Company or any of its affiliates, a director or officer of the Company who is also a director or officer of Apax Partners (such as Messrs. Megrue and Pellegrini) will be deemed to have satisfied and fulfilled their fiduciary duties to the Company and its stockholders with respect to such agreement or transaction if:

(i) the agreement or transaction was approved by (A) an affirmative vote of a majority of the members of the Board, who are not persons with a material financial interest in the agreement or transaction (“Interested Persons”), (B) an affirmative vote of a majority of the members of a committee of the Board, consisting of members who are not Interested Persons or (C) one or more of the Company’s officers or employees who are not Interested Persons and who were authorized by the Board or a committee thereof in the manner set forth in (A) and (B) above, in each case after being made aware of the material facts of the relationship between each of the Company or an affiliate thereof and Apax Partners or an affiliate thereof and the material terms and facts of the agreement or transaction;

(ii) the agreement or transaction was fair to the Company at the time the agreement or transaction was entered into by the Company; or

(iii) the agreement or transaction was approved by an affirmative vote of a majority of the shares of the Company’s common stock entitled to vote, excluding shares held by Apax Partners, any affiliate of Apax Partners or any Interested Person.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, the performance of the internal audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for Fiscal Year 2010 with the Company’s management. In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Form 10-K for Fiscal Year 2010 for filing with the SEC.

The Audit Committee’s charter is available on our website at www.rue21.com (follow the links to Investor Relations, Governance, Documents & Charters).

Respectfully submitted,

The Audit Committee

Bruce Hartman, Chairman
Arnold S. Barron
Macon F. Brock

April 29, 2011

PROPOSAL NO. 4 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2011

The Audit Committee has appointed Ernst & Young LLP, who served as the Company’s independent registered public accounting firm for Fiscal Year 2010 and Fiscal Year 2009, to be our independent registered public accounting firm for Fiscal Year 2011. The stockholders are being asked to ratify this appointment at the Annual Meeting. A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Audit and Non-Audit Fees and Independent Public Accountants

The following table sets forth the aggregate fees billed to us by Ernst & Young LLP in Fiscal Year 2010 and Fiscal Year 2009.

	Fiscal Year 2010	Fiscal Year 2009

Audit Fees	$572,973	$1,363,931
Audit-Related Fees	—	—
Tax Fees	$135,076	$102,662
All Other Fees	—	—

Total of All Fees	$708,049	$1,466,593

Audit Fees.  Audit Fees include fees billed for professional services rendered in connection with the audit of our consolidated financial statements and the review of our interim consolidated financial statements included in quarterly reports, as well as fees for services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. Fiscal year 2010 services also included fees billed for services rendered in connection with the audit of internal controls over financial reporting

Audit-Related Fees.  There were no amounts billed for audit-related services during Fiscal Year 2010 or Fiscal Year 2009.

Tax Fees.  Tax fees set forth for Fiscal Year 2010 and Fiscal Year 2009 are for tax-related services related primarily to tax compliance (including U.S. federal and state returns), tax consulting and tax planning.

The Audit Committee pre-approves the terms of all auditing services and the terms of any audit-related, tax, or other non-audit services which the independent registered public accounting firm is permitted to render under Section 10A(h) of the Exchange Act. The Audit Committee has adopted a written policy for pre-approvals. The policy provides that the Audit Committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy also provides that the Committee should be mindful of the relationship between fees for audit and non-audit services. The Audit Committee has delegated this pre-approval authority to the Chairman of the Audit Committee, provided that such approvals are presented to the Audit Committee at a subsequent meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2011.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies properly provided to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two (2) or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. We will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered. You can notify us by sending a written request to rue21, inc., Investor Relations, 800 Commonwealth Drive, Warrendale, Pennsylvania, 15086, or by calling us at (724) 776-7627 if you would like to receive separate copies of mailed materials relating to future meetings, or if you are sharing an address and you wish to request delivery of a single copy of mailed materials if you are now receiving multiple copies.

In accordance with rules recently adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Advance Notice Procedures

Under our By-laws, no business may be conducted before an annual meeting of stockholders unless it is properly brought before the meeting by or at the direction of the Board or by a stockholder of record entitled to vote who has delivered written notice to our Secretary (containing certain information specified in our By-laws about the stockholder and the proposed action) no more than 120 days prior to and at least 90 days prior to the anniversary date of the preceding year’s annual meeting — that is, with respect to the 2012 Annual meeting, no earlier than February 11, 2012 and no later than March 12, 2012. In the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or 60 days after such anniversary date, to be timely, a stockholder’s notice must be received by the Secretary by the close of business on the tenth day following the day on which a public announcement (as defined in the By-laws) with respect to the date of such meeting is first made by the Company. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

Stockholder Proposals for the 2012 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2012 may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by us no later than December 31, 2011 unless the date of our 2012 Annual Meeting is changed by more than 30 days from June 10, 2011, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Proxy Solicitation and Costs

The proxies being solicited hereby are being solicited by the Board of the Company. The cost of soliciting proxies will be borne by the Company. We have not retained an outside firm to aid in the solicitation. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of SEC Filings, Code Of Business Conduct and Ethics And Committee Charters

Copies of our reports on Forms 10-K (including the financial statements and financial statement schedules), 10-Q, 8-K and all amendments to those reports filed with the SEC, our Code of Business Conduct and Ethics, and the charters of the Audit, the Compensation, and the Corporate Governance and Nominating Committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, www.rue21.com (follow the link to Investor Relations), or may be requested in print, at no cost, by telephone at (724) 776-9780 or by mail at: rue21, inc., 800 Commonwealth Drive, Warrendale, Pennsylvania 15086, Attention: Investor Relations.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Stockholder meeting date.

INTERNET
http://www.proxyvoting.com/rue
rue21, inc.	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#	Fulfillment#
95071	95091

▼ FOLD AND DETACH HERE ▼

THE PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION
OF DIRECTOR, “FOR” ITEMS 1, 2 AND 4, FOR EVERY 1 YEAR ON ITEM 3, AND IN ACCORDANCE WITH THE PROXIES’
BEST JUDGEMENT ON ANY SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2011 ANNUAL MEETING.
Please mark your votes as indicated in this example	☒

Management recommends a vote FOR Alex Pellegrini as a class II director.			Management recommends a vote “FOR” the advisory vote on Executive Compensation paid to our Named Executive Officers.
	FOR	WITHHOLD				FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS Nominee: 01 Alex Pellegrini	☐	☐	2.	Advisory Vote on the Compensation paid to our Named Executive Officers		☐	☐	☐
Management recommends a vote to hold an advisory vote on the compensation paid to our Named Executive Officers every 1 year.
					1 year	2 years	3 years	Abstain
			3.	Advisory Vote on the frequency of future advisory votes on the compensation paid to our Named Executive Officers	☐	☐	☐	☐

Management recommends a vote “FOR” the independent registered public accounting firm.
						FOR	AGAINST	ABSTAIN
			4.	Vote to Ratify Ernst & Young LLP as Independent Registered Public Accounting Firm for the fiscal year ending January 28, 2012.		☐	☐	☐

Mark Here for Address Change or Comments	☐
SEE REVERSE
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Signature	Signature	Date

You can now access your rue21, inc. account online.
Access your rue21, inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for rue21, inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time
Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://www.rue21inc.com/annual-proxy.cfm

▼ FOLD AND DETACH HERE ▼
PROXY
rue21, inc.
2011 Annual Meeting of Stockholders – June 10, 2011
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints Robert N. Fisch, Keith A. McDonough and Stacy B. Siegal, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of rue21, inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2011 Meeting of Stockholders of the Company to be held June 10, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250

	WO#	Fulfillment#
(Continued and to be marked, dated and signed, on the other side)	95071	95091